PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARPENTER TECHNOLOGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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September 19, 2007

To Our Stockholders:

It is our pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Monday, October 15, 2007. The meeting will be held at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, NY 10019.

Business scheduled for the Annual Meeting includes:

•	The election of four directors to three-year terms expiring in 2010;

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2008.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement. Also, at the meeting, I will respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting, please bring the admission ticket attached to your proxy card with you. If you are receiving this proxy statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 17, 2007.

If you do not attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 1 of the Proxy Statement. You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

ANNE L. STEVENS
Chairman, President and
Chief Executive Officer

i

(continued)

ii

Notice of Annual Meeting of Stockholders

on

October 15, 2007

CARPENTER TECHNOLOGY CORPORATION will hold its 2007 Annual Meeting of Stockholders at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, New York on Monday, October 15, 2007 at 11:00 a.m. We will vote on the following matters:

1.	The election of four directors to three-year terms expiring in 2010;

2.	Approval of the appointment of PricewaterhouseCoopers LLP, as Carpenter’s independent registered public accounting firm to perform its integrated audit for the fiscal year ending June 30, 2008; and

3.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners at the close of business on August 17, 2007, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at the office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers. Please see page 1 of the Proxy Statement for Internet and telephone voting instructions. You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting. If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement or the letter you obtained from your broker. Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

OLIVER C. MITCHELL, JR.
Senior Vice President - General Counsel and Secretary

iii

September 19, 2007

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Carpenter Technology Corporation on October 15, 2007, and any adjournment thereof. Selected information from Carpenter’s 2007 Annual Report on Form 10-K, including financial statements, is being delivered along with this Notice and Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material. These materials are being sent to stockholders on or about September 19, 2007. Carpenter Technology Corporation is referred to in this Proxy Statement as “Carpenter” or “the Company”.

Why Proxies are Being Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote at the meeting, whether or not the stockholder attends the meeting in person. You are being asked to vote on two proposals:

•	The election of four directors to three-year terms, which will expire in 2010;

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2008.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card. Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation. Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of Carpenter stock.

Who Can Vote

Stockholders who were record owners of Carpenter stock at the close of business on August 17, 2007, may vote at the meeting. On August 17, 2007, there were 26,140,530 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation (“Savings Plan”) may direct The Vanguard Group, Inc. (“Vanguard”), as trustee of the Savings Plan, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Directions must be received by Vanguard no later than Wednesday, October 10, 2007.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•

If your shares are held in the name of a broker, bank or other nominee: Vote your Carpenter shares over the Internet by accessing the website given on the proxy card you received from such broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•

If your shares are registered in your name: Vote your Carpenter shares over the Internet by accessing the website at www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank or other nominee.

•

If your shares are registered in your name: Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Vote by Ballot at the Meeting

You may also attend the meeting and vote by a ballot that you will receive at the meeting. Your admission ticket to the meeting is attached to your proxy card or in the e-mail by which you received this Proxy Statement.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote.

Required Vote

Holders of a majority of the outstanding shares entitled to vote must attend or be represented by proxy at the Annual Meeting to constitute a quorum so that business may be conducted. Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Directors are elected by a plurality of the total votes cast. The affirmative vote of a majority of the votes cast is required to approve the appointment of the independent registered public accounting firm.

Abstentions as to any matter, and votes withheld for directors, are counted in determining the presence of a quorum, but are not included in the vote count for that matter, and will have no impact on the outcome of the approval of those matters. In the absence of instruction from broker clients who are the beneficial owners, brokers who hold shares in street name for clients have discretionary authority to vote on certain routine matters. Because brokers will have discretionary authority to elect directors and approve the appointment of PricewaterhouseCoopers LLP, we do not believe there will be any broker non-votes at the meeting.

Stockholder Nominations to the Board of Directors

As described in its written charter, the Corporate Governance Committee is a standing committee of the Board of Directors which is, among other things, responsible for identifying qualified individuals to become members of the Board of Directors and recommending that the Board of Directors elect or nominate such qualified individuals for election at annual meetings of stockholders. The nominees for election to the Board of Directors listed in this Proxy Statement were recommended and nominated by the Corporate Governance Committee. All members of the Corporate Governance Committee have been determined by the Board of Directors to be independent under the listing requirements of the NYSE.

The Corporate Governance Guidelines of Carpenter provide that board candidates are considered based upon various criteria, such as their broad general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole. To accomplish this, Carpenter believes that directors must have time available to devote to Board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. Carpenter believes that there should be a majority of independent directors on the Board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including, but not limited to, lawyers, investment bankers, or accountants, whose firms provide services to Carpenter. In fiscal year 2007, the Corporate Governance Committee paid Spencer Stuart a fee of $116,600 to identify potential candidates for Board membership.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and review such nominations pursuant to the same criteria applied to director-nominees nominated by the Corporate Governance Committee. Under Carpenter’s By-Laws, all letters of recommendation for nomination at the 2008 Annual Meeting of Stockholders must be received by the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between July 17, 2008 and August 16, 2008. Your notice to the Corporate Secretary should contain your name, address, and number of shares of Carpenter stock you own, in addition to the following information:

•	For each person you propose to nominate for election or re-election as a director specify:

(i)	name, age, business address, and residence address;

(ii)	principal occupation or employment;

(iii)	number of shares of Carpenter stock beneficially owned by the person; and

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the proxy rules.

•	A signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director of Carpenter. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2008 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2008 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 16, 2008. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2008 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between July 17, 2008 and August 16, 2008. For each matter that you wish to bring before the meeting, provide the following information:

(i)	a brief description of the business and the reason for bringing it to the meeting;

(ii)	your name and record address;

(iii)	the number of shares of Carpenter stock that you own; and

(iv)	any material interest (such as financial or personal interest) that you have in the matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the outstanding common stock of the company as of August 17, 2007 (assuming that their holdings have not changed from such other date as may be shown below):

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent (1) of Class
FMR Corp. (Fidelity Investments) 82 Devonshire Street Boston, MA 02109	2,225,000	(2)	8.5%

State Street Corporation One Lincoln Street Boston, MA 02111	1,412,000	(3)	5.4%

(1)	The percentages are calculated on the basis of shares of common stock outstanding as of August 17, 2007.

(2)

This information was supplied to Carpenter as of June, 2007 by FMR Corp (“FMR”). FMR is an investment advisor registered under the Federal Investment Advisors Act. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, FMR possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. FMR disclaims beneficial ownership of these shares.

(3)

This information was supplied to Carpenter as of June, 2007 by State Street Corporation (“State Street”). State Street is an investment advisor registered under the Federal Investment Advisors Act. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, State Street possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. State Street disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 17, 2007, by each director, any person acting as Carpenter’s Chief Executive Officer during fiscal year 2007, any person acting as Carpenter’s Chief Financial Officer during fiscal year 2007, the other three most highly compensated executive officers during fiscal year 2007 and any other officers during fiscal year 2007 who are considered to be Named Executive Officers under applicable regulations (the “Named Executive Officers”) and the directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock.

Director and Executive Officer Stock Ownership

Name	Number of Shares Beneficially Owned(1)		Director Stock Units(2)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(3)(4)
Anderson, Jr., C. G.	7,000		5,183	12,183		0.0%
Anderson, P. M.	0		171	171		0.0%
Inglis, I. M.	6,300	(5)	2,957	9,257	(5)	0.0%
McMaster, R. R.	0		171	171		0.0%
Pratt, G. A.	100		6,228	6,328		0.0%
Stephans, P. N.	56,400	(5)	2,957	59,357	(5)	0.2%
Stevens, A. L.	18,459	(6)	n/a	18,459	(6)	0.1%
Turner, K. C.	8,506		7,721	16,227		0.0%
Wadsworth, J.	100		867	967		0.0%
Ward, Jr., S. M.	4,866		7,555	12,421		0.0%
Christiansen, D. A.	23,249	(6)	n/a	23,249	(6)	0.1%
Fitzpatrick, J. M.	0		0	0		0.0%
Kornblatt, M. D.	0		n/a	0		0.0%
Oates, D. M.	41,102		n/a	41,102		0.2%
Shor, M. L.	27,359	(6)	n/a	27,359	(6)	0.1%
Simons, R. L.	10,247	(6)	n/a	10,247	(6)	0.0%
Torcolini, R. J.	25,471	(5)	n/a	25,471	(5)	0.1%
All directors and executive officers as a group (22 in all)	269,105	(5)(6)	33,810	302,915	(5)(6)	1.0%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 17, 2007:

C. G. Anderson, Jr.	6,000
P. M. Anderson	0
I. M. Inglis	6,000
R. R. McMaster	0
G. A. Pratt	0
P. N. Stephans	0
A. L. Stevens	0
K. C. Turner	7,000
J. Wadsworth	0
S. M. Ward, Jr.	2,000
D. A. Christiansen	0
J. M. Fitzpatrick	0
M. D. Kornblatt	0
D. M. Oates	0
M. L. Shor	0
R. L. Simons	0
R. J. Torcolini	22,800

All directors and executive officers as a group (22 in all) 43,800

(2)

These stock units convert to an equivalent number of shares of common stock upon the director’s retirement or termination of service as allowed under the plan. The value of the stock units tracks the value of the common stock, but the units have no voting rights.

(3)	Ownership is rounded to the nearest 0.1% and is less than 0.1% except where stated. Stock units are not included in the calculation of percentage of outstanding shares owned.

(4)	The percentages are calculated on the basis of the common stock outstanding plus the common stock that would be outstanding if the individual’s options were exercised.

(5)	Voting and investment power is shared with respect to the following shares of common stock:

I. M. Inglis	200
P. N. Stephans	31,900
R. J. Torcolini	2,671
All directors and executive officers as a group	34,771

(6)	The amounts include the following shares of common stock held in the Savings Plan:

D. A. Christiansen	310
M. L. Shor	364
R. L. Simons	47
A. L. Stevens	22
All executive officers as a group	3,172

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of ten directors serving in three classes. Each class of directors serves for a period of three years. The term of office of one class of directors expires each year at the Annual Meeting.

Messrs. Inglis, Stephans, Ward and Ms. Turner have been nominated for election at the 2007 Annual Meeting of Stockholders. If elected, their terms will expire at the 2010 Annual Meeting. The biographical summaries of the nominees and the remaining six directors whose terms are continuing appear below. Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the four nominees. Each nominee has consented to being nominated as a director and, as far as the Board and Management are aware, will serve as a director if elected.

The Board of Directors recommends that you vote FOR the election of Messrs. Inglis, Stephans, and Ward and Ms. Turner.

Nominees — Terms to Expire 2010

I. MARTIN INGLIS, age 56, is Executive Vice President and Chief Financial Officer of Battelle, a $4 billion Research and Development enterprise headquartered in Columbus, Ohio. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career. Mr. Inglis was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002. Mr. Inglis also serves on the Advisory Board of three venture funds (Fletcher Spaght, Reservoir Ventures, and Battelle Ventures) and is the Audit Chairman of Brookhaven Science Associates LLC; Battelle Energy Associates LLC; and UT-B LLC. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland. Mr. Inglis has been a director of Carpenter since 2003 and is Chairman of the Audit/Finance Committee.

PETER N. STEPHANS, age 64, is Chairman and Chief Executive Officer of Trigon Holding, Inc., parent company for its subsidiary manufacturing forged and machined components for aerospace and medical applications and its subsidiary that designs, develops and markets orthopedic implants. Prior to Trigon, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997. He was appointed Vice President and Technical Director in October 1972 and Executive Vice President in October 1982. He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York. Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology. He also serves on the Boards of Directors/Trustees of Washington and Jefferson College and World Affairs Council of Pittsburgh. Mr. Stephans has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee.

KATHRYN C. TURNER, age 59, is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the healthcare sector, in 1985. Standard Technology, Inc. is headquartered in Falls Church, VA, with employees in approximately 12 states. Ms. Turner also serves on the Board of Directors of Conoco Phillips and Schering-Plough Corporation (both of which are listed on the NYSE and are subject to the periodic reporting requirements of the Exchange Act), and the Children’s Hospice International, and she has served as a director for the Urban League (Northern Virginia Chapter). In 1994, she received a Presidential appointment to serve on the President’s Export Council, after serving a one-year term on the ExIm Bank Advisory Committee. In 1993, she was appointed to the Commission on the Future of Worker-Management Relations, a joint commission of the Departments of Labor and Commerce, established by President Clinton. In 1992, she was the first woman appointed by Secretary Cheney to the Defense Policy Advisory Committee on Trade (DPACT). Ms. Turner is the 1998 Black Engineer Entrepreneur of the Year, a 1994 recipient of the Northern Virginia Urban League’s Shining Star Award, and a 1994 recipient of the National Association of Black Telecommunications Professionals, Inc.’s Granville T. Woods Award. Ms. Turner has been a director of Carpenter since 1994, and is a member of the Human Resources and the Corporate Governance Committees.

STEPHEN M. WARD, JR., age 52, is the retired President and Chief Executive Officer of Lenovo Corporation, the international PC company formed by the acquisition of IBM’s PC business by Lenovo of China. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s chief information officer and vice president, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions. In the mid-1990’s, he served as vice president, Information Technology and was later named general manager, IBM ThinkPad, in the IBM Personal Computer Company. He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo. Mr. Ward is also a member of the Board of eZopen, a maker of enterprise software, where he serves on the Audit Committee, and e-lnk, a maker of electronic paper displays. Mr. Ward has been a director of Carpenter since 2001, and is Chairman of the Human Resources Committee and a member of the Corporate Governance Committee.

Incumbent Directors to Continue in Office

The following are the other directors whose terms continue after the Annual Meeting, as indicated:

Terms to Expire 2009

CARL G. ANDERSON, JR., age 62, is the former Chairman of the Board, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices. He previously served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business. From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products. Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President – General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994. He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984. Mr. Anderson served as a director of Arrow International, Inc. (which is listed on NASDAQ and is subject to the periodic reporting requirements of the Exchange Act), a director of IWT Tesoro (IWTT), and as a trustee of Lafayette College and Alvernia College. Mr. Anderson has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee.

DR. PHILIP M. ANDERSON, age 59, is a professor of physics at Ramapo College of New Jersey, where he has taught since 1990. He holds more than 100 foreign and 34 U.S. patents, and was named Inventor of the Year by the New Jersey Inventor’s Hall of Fame in 2001. He also is a respected consultant on technical and intellectual property on new technology and product development for Fortune 100 companies, with particular emphasis on security systems, medical devices, sensors, magnetics, acoustics and materials. Prior to teaching, he was founder, president and chief executive officer of Identitech Corp., 1986-1988; and new venture manager and senior research physicist at Allied Corp. (now Honeywell Corp.) from 1979-1986. Dr. Anderson received his B.A. in physics in 1970 from Widener University, M.S. degrees in both physics and electrical engineering from Drexel University in June 1977, and a Ph.D. in physics from Drexel in 1979. He served as a pilot in the U.S. Air Force and National Guard from 1970-1975. He currently is a director of Aerco International, and is a former director of Sigma-Netics. From 1997-2001, he was a member of the Peer Review Board of the U.S. Army’s ARDEC, Picatinny Arsenal. Dr. Anderson has been a director of Carpenter since April, 2007 and is a member of Carpenter’s Corporate Governance and Human Resources Committees.

DR. JEFFREY WADSWORTH, age 57, is Executive Vice President for Laboratory Operations at Battelle, a $4 billion Research and Development enterprise headquartered in Columbus, Ohio. He formerly was Director of Oak Ridge National Laboratory and Chief Executive Officer and President of UT-Battelle LLC and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office for the newly formed U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California and from 1995 he was deputy director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division. He was elected to the National Academy of Engineering in 2005, and has been elected Fellow of several technical societies. Dr. Wadsworth holds a bachelor’s degree in metallurgy, Ph.D., D.Met and D.Eng. degrees from Sheffield University, England. Dr. Wadsworth has been a director of Carpenter since January, 2006.

Terms to Expire 2008

ROBERT R. McMASTER, age 59, held various positions at KPMG from May 1970 to June 1997, including Ohio Valley Area Managing Partner. He served from 1992 to 1997 as a member of KPMG’s Management Committee. From June 1997 to February 2005, McMaster was chairman and chief executive officer of Westward Communications, and president and chief executive officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado. He is also a director of Sally Beauty Holdings (chairman, Audit Committee; member, Finance Committee) (which is listed on the NYSE and is subject to the periodic reporting requirements of the Exchange Act), Dominion Homes Inc., (member Audit Committee) (which is listed on NASDAQ and is subject to the periodic reporting requirements of the Exchange Act), and Minimally Invasive Devices, LLC. He also is a former board member of American Eagle Outfitters, Inc. He is active in a wide variety of community affairs organizations in the Columbus, Ohio, region. He received his B.S. magna cum laude, in accounting from Miami University, Oxford, Ohio, in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting. He has been a director of Carpenter since April, 2007 and is a member of Carpenter’s Audit/Finance Committee.

ANNE L. STEVENS, age 57, is Chairman, President and Chief Executive Officer of Carpenter Technology Corporation. Ms. Stevens held various management positions at Ford Motor Company, most recently serving as Executive Vice President of Ford Motor Company and Chief Operating Officer of Ford in The Americas, with responsibility for Ford’s North and South American product development, vehicle launch, manufacturing and material purchasing activities. She joined Ford in 1990 as a marketing specialist in the Plastics Products division. Among her positions at the Company, she served as Group Vice President for business operations in Canada, Mexico and South America. As Vice President of North American Vehicle Operations, she was responsible for nearly thirty plants in Canada, Mexico and the United States. Before joining Ford, Ms. Stevens held engineering, manufacturing and marketing positions for over ten years at Exxon Corporation. She earned a B.S. in Mechanical and Materials Engineering from Drexel University and did post graduate work at Rutgers University. She also received an honorary Ph.D. in Communication Sciences from Central Michigan University. Ms. Stevens has been a member of the Board of Directors of Lockheed Martin since 2002. Lockheed Martin is listed on the NYSE and is subject to the periodic reporting requirements of the Exchange Act. She is a member of the National Academy of Engineering and received a distinguished service citation from the Automotive Hall of Fame. She has been named four times to Fortune magazine’s list of “50 Most Powerful Women in Business” and was named by Automotive News as a 2005 “Leading Woman in the North American Automotive Industry”. Ms. Stevens has been a director of Carpenter since November, 2006.

GREGORY A. PRATT, age 58, is Vice Chairman and a director of OAO Technology Solutions, Inc. (OAOT), an information technology and professional services company. He joined OAOT in 1998 as President and CEO after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and COO of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as CFO and President of Atari (US) Corporation from 1984 through 1991. He also serves as a director and audit committee chairman of AmeriGas Propane, Inc. AmeriGas Propane, Inc. is listed on the NYSE and is subject to the periodic reporting requirements of the Exchange Act. Mr. Pratt has been a director of Carpenter since 2002, is a member of the Human Resources Committee, and chairs the Corporate Governance Committee.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of the Board of Directors. Although Carpenter’s non-management directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers at meetings of the Board of Directors and its various committees.

Meetings of the Board of Directors

The Board of Directors held thirteen meetings during fiscal year 2007. In addition, there were twenty-six committee meetings. The policy of Carpenter is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 90%. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served during fiscal year 2007. Directors are encouraged to attend the Annual Meeting of Stockholders, and all of Carpenter’s directors except Ms. Turner attended the 2006 annual meeting.

Meetings of the Non-Management Directors

Pursuant to Carpenter’s Corporate Governance Guidelines and the Corporate Governance Standards of the NYSE, the non-management directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer, and (b) address any other matters affecting Carpenter that may concern individual directors. In fiscal year 2007, the non-management directors met in executive session seven times. When meeting in executive session, the senior person present who was the chair of a standing committee was chosen to preside over these sessions. In most executive sessions, the presiding person was Gregory A. Pratt.

Communication with the Board of Directors

Stockholders may communicate with the full Board of Directors by sending a letter to Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662. Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors. Stockholders and other interested parties may also communicate with the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Independence of the Board of Directors

The Board of Directors is composed of a majority of directors who qualify as independent directors (“Independent Directors”) pursuant to the rules adopted by the SEC, the corporate governance standards promulgated by the NYSE, and the regulations adopted by the Internal Revenue Service. The board committee structure includes Audit/Finance, Human Resources and Corporate Governance Committees consisting entirely of Independent Directors as required by the Corporate Governance Standards of the NYSE.

In determining independence pursuant to the Corporate Governance Standards of the NYSE, each year the Board affirmatively determines whether directors have a “material relationship” with Carpenter. When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions.

Applying these standards, the Board has determined that the following directors are independent: C. Anderson, P. Anderson, Inglis, McMaster, Pratt, Turner and Ward. Mr. Stephans is considered independent for all purposes except participation on the Human Resources Committee.

Independence of the Audit/Finance Committee Members

Directors on Carpenter’s Audit/Finance Committee must satisfy the requirements of the Corporate Governance Standards of the NYSE and the independence requirements promulgated under the Exchange Act, in addition to the more general independence requirements described above. In determining whether a director is independent for purposes of each of the above stated guidelines, the Board must affirmatively determine that the directors on the Audit/Finance Committee do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

Applying these standards, the Board has determined that all of the directors on the Audit/Finance Committee are independent.

Code of Ethics

The Board of Directors adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers of Carpenter Technology Corporation. There were no waivers of the Code in fiscal year 2007 or through the date of this Proxy Statement.

Director Training and Education

The Directors are encouraged to attend educational seminars presented by accredited third party organizations and Carpenter provides training to the Board on various corporate governance topics from time to time.

Committees of the Board

The Board of Directors has three standing Committees: Audit/Finance, Corporate Governance and Human Resources. No member of any committee may be an employee or former employee of Carpenter. During fiscal year 2007, the Board also established an Executive Search Committee for the purpose of identifying and recommending a new Chief Executive Officer. The Executive Search Committee consisted of Ms. Turner and Messrs. C. Anderson, Pratt, Stephans and Ward.

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees and the Company’s Code of Ethics and any information regarding any waivers of the Code, are available on Carpenter’s website at www.cartech.com. Copies will also be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Transactions with Related Persons

In November 2006, Anne L. Stevens became Carpenter’s Chairman of the Board of Directors, President and Chief Executive Officer. To facilitate Ms. Stevens’ relocation to a residence closer to Carpenter’s principal executive offices in Reading, Pennsylvania, the Company purchased Ms. Stevens’ residence in Ypsilanti, Michigan for its fair market value of approximately $410,000. The fair market value of Ms. Stevens’ former residence was determined by an independent, third-party assessor.

BOARD COMMITTEES

Committee and Members	Selected Functions of the Committee	2007 Meetings
Audit/Finance Committee I. Martin Inglis, Chairperson Carl G. Anderson, Jr. Robert R. McMaster Peter N. Stephans

•        Reviews the adequacy of Carpenter’s financial reporting, accounting systems and controls

•        Exercises sole authority regarding the appointment, compensation and termination of the independent registered public accounting firm

•        Pre-approves all audit and permissible non-audit services performed by the independent registered public accounting firm

•        Recommends and oversees the independent registered public accounting firm for integrated audits

•        Reviews Carpenter’s internal and external auditing procedures and security of information systems

•        Reviews Carpenter’s environmental and legal compliance activities

•        Maintains a direct line of communication with the independent registered public accounting firm and the Director-Internal Audit and reviews audit issues and management responses

•        Reviews and recommends actions to the Board of Directors relating to Carpenter’s capital structure, pension fund asset management, and dividend policy

•        Reviews and approves Carpenter’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm

•        Reviews and approves earnings press releases and financial information and earnings guidance, if any, provided to analysts and rating agencies

•        Establishes procedures for the receipt and treatment of reports received from employees of Carpenter or others regarding compliance with legal or ethical requirements, violations of Carpenter’s codes of conduct, questionable accounting, internal accounting controls, or auditing matters

10

Committee and Members	Selected Functions of the Committee	2007 Meetings
Corporate Governance Committee Gregory A. Pratt, Chairperson Philip M. Anderson Kathryn C. Turner Stephen M. Ward, Jr.

•        Reviews and recommends proposed changes to the Certificate of Incorporation and By-Laws

•        Reviews stockholder proposals

•        Recommends Board size, composition, and committee structure

•        Reviews, evaluates, and recommends nominees for election or re-election to the Board and assignment to the Committees

•        Applies the standards for independence imposed by Carpenter’s listing agreement with the NYSE and all applicable laws in connection with the director process

•        Maintains guidelines for directors’ duties and obligations

•        Develops and recommends to the Board of Directors a set of corporate governance principles applicable to the corporation

•        Oversees the evaluation of the Board and committees

•        Reviews succession planning for the Chief Executive Officer

•        Reviews directors’ compensation

		6

Human Resources Committee Stephen M. Ward, Jr., Chairperson Philip M. Anderson Gregory A. Pratt Kathryn C. Turner	• Oversees Carpenter’s various benefit and pension plans • Reviews officers’ succession and development plans • Administers stock and stock option plans • Reviews Carpenter’s progress on equal opportunity matters, employee health and safety, and workers’ compensation costs • Reviews and establishes the salary and compensation package of the CEO and other executive officers; approves salary and other compensation of other corporate officers	4

*Human Resources Compensation Subcommittee Marillyn A. Hewson, Chairperson Gregory A. Pratt Kathryn C. Turner	• Reviews and establishes the salary and compensation package of the CEO and other executive officers; approves salary and other compensation of other corporate officers	6

*	After October 2006, the duties of the Human Resources Compensation Subcommittee were taken on by the Human Resources Committee and the Subcommittee was disbanded.

Director Compensation Program

No director who is an employee of Carpenter is compensated as a member of the Board. Compensation for non-employee directors consists of an annual retainer of $90,000, plus travel expenses, where appropriate, for attending all Board of Directors and committee meetings. Each Committee Chairperson receives an additional annual cash retainer of $10,000. At least 50% of the $90,000 annual retainer for Board service is paid in stock units that convert to an equivalent number of shares of common stock following death, disability or retirement or termination of service as allowed under the plan. The value of these stock units will vary depending on the fair market value of the shares of Carpenter’s common stock. At the director’s election, the remaining 50% of the retainer is paid in cash or deferred and paid in either cash or common stock at the time of distribution. The Directors may also receive up to 2,000 stock options upon joining the Board and up to 4,000 stock options annually on or about the date of the Annual Meeting of Stockholders (“Annual Meeting”).

The following table summarizes the compensation of Carpenter’s directors for fiscal year 2007.

Fiscal Year 2007 Director Compensation

Cash retainer	$45,000

Stock retainer	$45,000

Committee Chairperson retainer	$10,000

Deferred compensation plan	Cash retainer is deferrable as cash or stock units. Deferred cash earnings are at the Company’s Five-Year Medium Term Note Borrowing Rate for any such medium term note that would have been issued on November 15 of the prior Plan Year. Deferred stock unit earnings are in the form of dividend equivalent stock units, which are credited to a director’s account.

Stock Options	Each director received 2,000 stock options upon election to the Board and each director received 2,000 stock options on October 30, 2006.

•

Under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”), one-half of a director’s $90,000 annual retainer is credited in the form of stock units to the director’s account on the date of the Annual Meeting. The number of stock units is determined by dividing one-half the retainer by that date’s close price on the NYSE. These stock units are vested after completion of one year of board service following the grant date.

•

Under Carpenter’s Deferred Compensation Plan for Non-Management Directors (“Director Cash Deferral Plan”), non-employee directors may elect to defer up to 100% of their cash retainer as cash or, under the Director Stock Plan, as stock units. They may also defer up to 100% of their committee chairperson retainer as cash.

Interest is credited semi-annually under the Director Cash Deferral Plan at the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the company’s investment bankers on November 15 of the prior Plan Year. Carpenter distributes a participating director’s deferred cash compensation at the director’s election in a lump sum, or in 10 or 15 annual installments, commencing on the date or Event elected.

The number of stock units credited under the Director Stock Plan is determined by dividing the amount of deferred cash compensation by the close price on the NYSE on the date the compensation would otherwise have been paid to the director. Dividend equivalents on stock units are paid on the last day of each calendar quarter and are reinvested and credited as additional stock units to a director’s account.

•	Directors may receive Awards of stock options and stock units, voluntarily defer the cash retainer into stock units and earn performance units under the Director Stock Plan.

Stock options generally become exercisable during the 10-year period following the grant date after completion of one year of additional Board service. Stock units credited to a director’s account on the Annual Meeting date, as well as their related dividend equivalents, vest after completion of one year of additional Board service, or earlier death, disability or retirement from the Board. Stock units credited to a director’s account as a result of voluntary cash deferrals are immediately vested.

All vested stock units are converted into Carpenter common shares and distributed in their entirety upon a director’s separation from service due to death, disability or retirement. Upon a change in control, all earned stock units vest (unearned stock units under an incomplete Performance Period are paid in cash at pro-rata target levels) and stock options become immediately exercisable.

In the event of separation from service for any reason other than death, disability, retirement, or change in control, unvested and unearned stock units, and unexercisable options are forfeited. A director will have a three-month period following such separation to exercise any options that were not forfeited. In the event of removal for cause, all existing stock options and unvested stock units shall be forfeited.

FY 2007 Director Compensation Table

Name	Fees Earned or Paid in Cash [1] ($)		Stock Awards [2] ($)	Option Awards [3] ($)	Non-Equity Incentive Plan Compensation [4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5] ($)	All Other Compensation [6] ($)	Total ($)
Anderson, Jr., Carl G.	$45,000		$45,000	$80,827	$0	$0	$4,547	$175,374
Fitzpatrick, J. Michael	$2,528		$14,301	$0	$0	$0	$1,937	$18,766
Hewson, Marillyn	$17,050	[7]	$14,301	$0	$0	$0	$2,500	$33,851
Inglis, I. Martin	$51,900	[8]	$45,000	$80,827	$0	$0	$2,691	$180,418
Pratt, Gregory A.	$55,000	[9]	$152,740	$80,827	$0	$0	$5,416	$293,983
Turner, Kathryn C.	$48,100	[10]	$45,000	$80,827	$0	$0	$7,313	$181,240
Wadsworth, Jeffrey	$45,000		$45,000	$161,654	$0	$0	$664	$252,318
Ward, Jr., Stephen M.	$51,900	[11]	$45,000	$80,827	$0	$0	$7,151	$184,878
Stephans, Peter N.	$45,000		$45,000	$80,827	$0	$0	$2,691	$173,518
Anderson, Philip	$8,384		$8,384	$22,381	$0	$0	$0	$39,149
McMaster, Robert	$8,384		$8,384	$22,381	$0	$0	$0	$39,149

1.	Includes the aggregate dollar amount of fiscal year 2007 fees earned in cash for services as a director, including annual retainer fees and committee chairperson fees. The annual retainer paid to directors is based on the twelve-month period beginning on the date of each Annual Meeting. The cash portion of a director’s retainer is paid quarterly in arrears. These amounts include compensation deferred, if any, under the Director’s Cash Deferral Plan.

2.	Includes the amount recognized in accordance with Statement of Financial Accounting Standards (“FAS”) 123R in Carpenter’s financial statements for the fiscal year ended June 30, 2007, for stock units granted to the directors under the Director Stock Plan. Carpenter recognizes expense monthly by amortizing on a straight-line basis the total issued dollar amount of the stock awards associated with the annual retainer.

The table shows the dollar amount of the portion of a director’s annual retainer that is credited in the form of stock units to his/her account on the date of the Annual Meeting. The number of stock units credited to a director’s account is determined by dividing the dollar amount by that date’s close price on the NYSE. These stock units are subject to forfeiture if a director separates from board service prior to the date of the next Annual Meeting for any reason other than death, disability, retirement, or change in control.

The outstanding number of stock units credited to each director under the Director Stock Plan as of June 30, 2007, was C. Anderson-5,104; P. Anderson-171; J. M. Fitzpatrick-0; M. Hewson-0; I. M. Inglis-2,957; R. McMaster-171; G. Pratt-6,228; P. Stephans-2,957; K. Turner-7,721; J. Wadsworth-867; and S. Ward-7,555. C. Anderson, I. M. Inglis, G. Pratt, P. Stephans, K. Turner, J. Wadsworth and S. Ward were each credited with 395.4306 stock units on October 16, 2006, the date of the Annual Meeting, with a grant date value of $45,000. P. Anderson and R. McMaster were each credited with 170.8803 stock units on April 24, 2007, the effective date of their joining Carpenter’s Board, with a grant date value of $21,575.34, which represents the prorated amount of their annual retainer credited as stock units. G. Pratt was granted a special award of 1,000 stock units in recognition of exceptional services provided in his role as a director during the year. The grant date value of the stock units credited was $107,740, based on the NYSE close price of Carpenter’s common stock on October 30, 2006. These units are fully vested. J. M. Fitzpatrick and M. Hewson retired from Carpenter’s board effective October 16, 2006. The respective stock unit balance credited to each director was converted into Carpenter common stock and distributed to them in accordance with previous deferral elections made by each for such distribution. For J. M. Fitzpatrick, a total of 7,088 stock units were converted into common shares, with a distribution of 6,316 shares being made effective October 31, 2006 and 772 shares being made effective May 1, 2007. For M. Hewson, a total of 6,955 stock units were converted into common shares, with a distribution of 2,765 shares being made effective October 31, 2006 and 4,190 shares being made effective January 2, 2007.

3.	Represents the expense recognized in accordance with FAS 123R in Carpenter’s financial statements for the fiscal year ended June 30, 2007, for options granted to C. Anderson, I. M. Inglis, G. Pratt, P. Stephans, K. Turner, J. Wadsworth and S. Ward on October 31, 2006, and to P. Anderson and R. McMaster on May 1, 2007. Carpenter recognizes expense ratably in monthly increments over the one-year vesting period. The assumptions used in determining the fair value of the options is set forth in Note 16 to the financial statements contained in Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. During fiscal year 2007, C. Anderson, I. M. Inglis, G. Pratt, P. Stephans, K. Turner, J. Wadsworth and S. Ward each received an annual award of 2,000 options with a grant date value of $121,241. J. Wadsworth received an additional award of 2,000 options with a grant date value of $121,241 in recognition of the fact that he did not receive the standard award of 2,000 options when he initially joined the Board. P. Anderson and R. McMaster each received an initial award of 2,000 options with a grant date value of $134,285. The outstanding number of shares subject to stock options granted to each director as of June 30, 2007 was C. Anderson-8,000; P. Anderson-2,000; J. M. Fitzpatrick-0; M. Hewson-0; I. M. Inglis-8,000; R. McMaster-2,000; G. Pratt-2,000; P. Stephans-2,000; K. Turner-8,000; J. Wadsworth-4,000; and S. Ward-2,000.

4.	Carpenter’s directors did not earn “Non-Equity Incentive Plan Compensation” in fiscal year 2007.

5.	Carpenter’s directors do not participate in a company-sponsored pension plan. No deferred compensation earnings for fiscal year 2007 exceeded 120% of the Applicable Federal Rate published by the IRS.

6.	Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2007 on the stock unit balance credited to each director’s account. Dividend equivalents are paid on the last day of each calendar quarter using the most recent dividend amount declared by the Board for dividend payments on the company’s common stock. Dividend equivalents are reinvested in the form of stock units, with the number of units credited being determined by dividing the dollar amount by the close price on the NYSE on the dividend equivalent payment date.

7.	Includes regular retainer and pro-rated chairperson retainer for service as chairperson of the Human Resources Committee during part of fiscal year 2007.

8.	Includes regular retainer and pro-rated chairperson retainer for service as chairperson of the Audit/Finance Committee during part of fiscal year 2007.

9.	Includes regular retainer and pro-rated chairperson retainer for service as chairperson of the Audit/Finance and Corporate Governance Committees during fiscal year 2007.

10.	Includes regular retainer and pro-rated chairperson retainer for service as chairperson of the Corporate Governance Committee during part of fiscal year 2007.

11.	Includes regular retainer and pro-rated chairperson retainer for service as chairperson of the Human Resources Committee during part of fiscal year 2007.

AUDIT/FINANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Carpenter specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Board of Directors has charged the Audit/Finance Committee with a number of responsibilities, including review of the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company and the independence and performance of Carpenter’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Carpenter’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Committee has a direct line of communication with Carpenter’s independent registered public accounting firm and the Director-Internal Audit. The Board has affirmatively determined that each of the members of the Committee is independent pursuant to the Corporate Governance Standards of the NYSE and the rules of the SEC. Furthermore, the Board has affirmatively determined that all members of the Audit/Finance Committee have no material relationship with Carpenter and are financially literate pursuant to the requirements of the NYSE. Messrs. Inglis, McMaster and C. Anderson each qualify as an “audit committee financial expert” under the standards promulgated under the Exchange Act. The Board has adopted a written Audit/Finance Committee Charter, and this report is made pursuant to that Charter. A copy of the Charter is posted on Carpenter’s website at www.cartech.com. The Audit/Finance Committee appoints the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit/Finance Committee. The Audit/Finance Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm.

In the discharge of its responsibilities, the Audit/Finance Committee has reviewed and discussed with management and the independent registered public accounting firm Carpenter’s audited financial statements for fiscal year 2007. In addition, the Committee has discussed with the independent registered public accounting firm matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2007 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit of Carpenter with Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of Carpenter’s filings with the SEC. In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several committee meetings during the year. At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP related to (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the independent registered public accounting firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on these reviews and discussions, the Committee has recommended to the Board that the audited financial statements be included in Carpenter’s 2007 Annual Report on Form 10-K, for filing with the SEC.

SUBMITTED BY THE AUDIT/FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

I. Martin Inglis, Chairperson	Robert R. McMaster
Carl G. Anderson, Jr.	Peter N. Stephans

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources Compensation Subcommittee (until October, 2006), and thereafter, the Human Resources Committee reviewed and determined compensation arrangements for Carpenter’s Chief Executive Officer and its other executive officers and administered the equity compensation plans. All members of the Human Resources Compensation Subcommittee and the Human Resources Committee were independent directors as determined by the Board under applicable regulations.

No member of the Human Resources Compensation Subcommittee or, after October, 2006, the Human Resources Committee during fiscal year 2007 was a current or former officer or employee of Carpenter or any of its subsidiaries. No member of the Human Resources Compensation Subcommittee or the Human Resources Committee had any relationship requiring disclosure by Carpenter under the proxy rules promulgated under the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chairman, President and Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and certain other executive officers (collectively, the Named Executive Officers (“NEOs”)) for fiscal year 2007 (as presented in the tables which follow this CD&A). The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. Any discussion of Company targets and goals are intended to apply only to the Company’s compensation programs and should not be considered to be projections of the Company’s performance. The Company specifically cautions investors not to apply these statements to other contexts.

Human Resources Committee and Human Resources Compensation Subcommittee. The Human Resources Committee (the “Committee”) of the Board of Directors is composed of four non-employee directors, all of whom are independent under the New York Stock Exchange listing standards and the Internal Revenue Code. The current Committee members are Stephen M. Ward, Jr. (Chairperson), Gregory A. Pratt and Kathryn C. Turner (all appointed in October, 2006) and Dr. Philip Anderson (appointed in April, 2007). The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program. The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company’s website at www.cartech.com.

In May, 2006 the Human Resources Committee established the Human Resources Compensation Subcommittee (the “Subcommittee”) with responsibility for determining and implementing the Company’s philosophy with respect to executive compensation for fiscal year 2007. The Subcommittee was established to ensure that all of the directors responsible for determining the fiscal year 2007 compensation for executives were fully independent under applicable standards and regulations. The Subcommittee was composed of up to four non-employee directors, all of whom, during their tenure on the Subcommittee, were independent under the New York Stock Exchange listing standards and the Internal Revenue Code. The Subcommittee members were Marillyn Hewson (Chairperson), Kathryn C. Turner, Gregory A. Pratt and, from May, 2006 until August, 2006, Dr. Jeffrey Wadsworth. The Subcommittee continued to function until October, 2006 when the current Committee was appointed during the Board’s annual organizational meeting. The Committee and the Subcommittee were both responsible for the compensation of the NEOs at times during fiscal year 2007 and are sometimes jointly referred to in this Proxy Statement as the “Compensation Committees”.

Compensation Philosophy and Objectives. For many years and continuing in fiscal year 2007, the guiding principles of the Company’s executive compensation philosophy have been that the executive compensation program should tie executive compensation to the long-term performance of the Company and to allow the Company to motivate, attract and retain a team of high quality executives who will create long-term value for the Stockholders.

The Company’s executive compensation program is designed to fulfill the following objectives:

•	Link executive pay to the Company’s long-term financial performance, enhanced stockholder value and the achievement of the Company’s strategic business objectives;

•	Reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive payout;

•	Motivate, attract, and retain highly effective executives and promote long-term performance; and

•	Stimulate ownership in the Company at levels commensurate with the executive’s position.

The Compensation Committees developed an executive compensation program that rewards the attainment of annual financial performance goals that are designed to improve total Stockholder return. To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation to reward superior performance. The Committee continually monitors the effectiveness of the program to ensure that it provides competitive compensation equivalent on an aggregate basis to the median of an appropriate peer group for target performance, that it rewards performance that exceeds the approved targets with compensation in the top quartile and that it pays lower compensation for performance that does not achieve approved targets. No performance based compensation is paid if minimum threshold goals are not achieved. The Committee, however, retains the discretion to alter the compensation packages established for NEOs in response to major changes that may significantly affect the Company’s business during the fiscal year, either positively or negatively, such as a significant, unforeseen Company, industry or world event affecting key markets.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components. The Committee believes that a substantial portion of the compensation paid to the NEOs should be incentive based and only earned if the Company achieves designated operating and financial objectives. Emphasis is placed on stock-based compensation and performance measures, in an effort to more closely align compensation with Stockholder interests and to link executives’ compensation to the Company’s performance. The Committee does not have a specific policy allocating compensation on a percentage basis between short term cash compensation and long-term equity-based compensation. The allocation results from a combination of the Committee’s intent to tie a significant portion of a NEO’s compensation to Company performance and a comparison to target market median benchmarks for each element of compensation.

The Company has minimum stock ownership guidelines for its NEOs. Such ownership is intended to link, on a long-term basis, the financial interests of the NEOs with those of the Stockholders in general. Stock ownership is determined based on the market value of restricted and unrestricted shares held in the name of the executive, but not the value of unexercised stock options. The stock ownership guidelines are as follows: Chief Executive Officer, three times base salary; Senior Vice Presidents and other Executive Officers, 1.5 times base salary; and other corporate Vice Presidents, one times base salary. These guidelines have been met or exceeded as of June 30, 2007 for all NEOs, except Ms. Stevens due to her short time in her position.

The Compensation Committees believe that granting restricted stock and stock options to NEOs aligns the interests of Stockholders with those of executives and promotes management ownership in the Company. In prior years when restricted stock awards were granted to NEOs, half of each award became vested after the passage of five years of continued employment and the other half was earned upon the attainment of certain financial performance criteria related to return on net assets (“RONA”) and vested ratably over a two-year period after being earned. For fiscal year 2007, more of the long term equity compensation of the NEOs was tied to Company performance by making 75% of the restricted stock awards contingent upon attainment of RONA financial performance targets for fiscal year 2007 with a two-year ratable vesting period. The remaining 25% of the restricted stock awards vest after three years of continued employment.

Compensation Committee Process. The Compensation Committees meet as often as necessary to perform their duties and responsibilities. The Committee has the authority, in its discretion, to retain and terminate consultants, attorneys and other advisors to assist in the evaluation of compensation for the NEOs. The Committee has sole authority to approve the fees and other retention terms of any such advisors.

During fiscal year 2007, the Committee met five times and the Subcommittee met six times. The Committee regularly meets in executive session without management present. The Committee usually meets with the CEO, the Senior Vice President – Organizational Effectiveness, Strategy and Corporate Staffs (SVP-HR) and the Vice President, General Counsel and Secretary. When appropriate, the Committee also meets with other executive officers and outside advisors.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and SVP-HR. Committee members receive and review materials in advance of each meeting. Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and options, safety performance, tally sheets setting forth total compensation and information regarding the compensation programs and levels of compensation at certain peer group companies.

Role of Executive Officers in Compensation Decisions. The Committee reviews and approves all compensation decisions for the CEO, CFO and all other NEOs. In this regard, the CEO and SVP-HR provide the Committee with their evaluations of the NEOs’ performance, business goals and objectives and recommendations regarding salary levels and equity awards.

Executive Compensation Consultant. To assist the Compensation Committees in carrying out their responsibilities in fiscal year 2007, the Compensation Committees engaged Towers Perrin, an executive compensation consulting firm, to conduct a competitive assessment of the Company’s compensation program for the NEOs. Towers Perrin acts as an independent advisor to the Compensation Committees and does provide other consulting services to the Company. The Committee determined that no conflict exists between the services provided by Towers Perrin to the Compensation Committees and those services provided to the Company generally.

In advising the Compensation Committees regarding fiscal year 2007 compensation for NEOs, Towers Perrin developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market. To provide a broad perspective of the market, competitive levels were developed at the 25th, 50th and 75th percentiles for the following elements of pay:

(i)	base salary;

(ii)	target annual cash incentive bonus;

(iii)	target total cash compensation (base salary plus target annual cash bonus);

(iv)	expected value of long-term incentives; and

(v)	target total direct compensation (target total cash compensation plus the expected value of long-term incentives).

In establishing an appropriate industry peer group, Towers Perrin utilized, and the Subcommittee agreed to, a group of “Selected Peers” consisting of 71 public companies with revenues of $500 million - $3 billion which were involved in one of the following industries which were considered to be representative of the markets served by the Company and from which it could be expected to attract its executives: aerospace and defense; automotive and transportation; chemicals; construction; electronics and scientific equipment; industrial manufacturing; or metals and mining (the “Selected Peers”). Towers Perrin also provided a comparison against a broader market group of companies from general industry (“General Industry Peer Group”). Specific benchmark levels were developed using regression analysis by Towers Perrin to size adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.

Market-Based Compensation Strategy. For FY 2007, the Compensation Committees adopted the following market-based compensation strategy:

•

Pay levels are evaluated and calibrated relative to the Selected Peers as the primary group against which to compare executive compensation packages. In addition, General Industry Peer Group data is reviewed as an additional comparison point and to ensure robust competitive data.

•

Base salary, target total cash compensation levels (base salary plus target annual cash bonus) and target total direct compensation (target total cash compensation plus the expected value of long-term incentives) for NEOs are compared to the 50th percentile of the Selected Peers. Compensation is considered to be competitive if it is within 15 percent above or below the 50th percentile.

The Compensation Committees compare executive compensation to the Selected Peers and the General Industry Peer Group in order to benchmark peer group compensation, but base their ultimate compensation decisions upon each NEO’s performance, responsibilities, experience, time in position and other internal equity considerations.

Components of Compensation. For the fiscal year ended June 30, 2007, the principal components of compensation for NEOs were:

(i)	base salary;

(ii)	annual cash incentive bonus;

(iii)	long term incentives;

(iv)	retirement benefits; and

(v)	perquisites.

The Company entered into an employment agreement with Anne L. Stevens, Chairman, President and Chief Executive Officer, when she was retained in November, 2006. The Subcommittee determined that it was appropriate to enter into an employment agreement with Ms. Stevens in order to retain her for a minimum period and to ensure that she would not compete with the Company if she left her employment. This agreement also provides for post-employment severance payments and benefits in the event of employment termination under certain circumstances in order to attract her to the position by providing a minimum level of income and benefit protection. The Committee believes that this agreement serves to align the CEO’s interests with those of the Stockholders and provides an incentive to her to remain with the Company. In addition, Richard L. Simons, the Acting Chief Financial Officer at the end of fiscal year 2007, has a severance arrangement with the Company entered into when he was hired as Vice President and Corporate Controller in 2006. The severance arrangement provides that Mr. Simons is entitled to receive $200,000 if his employment is terminated by the Company within five years of his hire date without good cause. The Company had no employment contracts with any other NEOs during fiscal year 2007. For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination”.

Base Salary. The Company provides NEOs with base salaries to compensate them for services rendered during the year. The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives. Normally the Committee reviews NEO salaries at the end of each fiscal year, with any adjustments to base salary becoming effective on July 1 of the succeeding fiscal year.

The Subcommittee determined that in fiscal year 2007 base salary and target total cash compensation levels (base salary plus target annual cash bonus) should be compared to the 50th percentile of the Selected Peers. The Selected Peers data produced by Towers Perrin indicated that the base salary levels for the NEOs as a group, were generally consistent with the 50th percentile of the Selected Peers. The Subcommittee determined that base salary increases ranging from 6-8% for Messrs. Oates, Shor, Christiansen and Simons were appropriate and that their base salaries, as adjusted, were within the appropriate range considering their performance and experience and in light of other internal equity considerations. Mr. Simons, the Acting Chief Financial Officer, received no change to his compensation upon assuming the additional duties of Acting Chief Financial Officer in May, 2007.

Chairman, President and Chief Executive Officer Anne L. Stevens began her employment during fiscal year 2007. She was identified and recruited through the efforts of an outside search consultant. The base salary for Ms. Stevens was within the median compensation range for similar positions and was consistent with market-based compensation.

Annual Cash Bonus. Annual cash bonuses are included as part of the executive compensation program because the Compensation Committees believe that a significant portion of each NEO’s potential compensation should be contingent on the successful financial performance of the Company. Accordingly, the Company maintains an Executive Bonus Compensation Plan (the “EBCP”) under which NEOs are eligible to receive an annual cash incentive bonus based upon the achievement of performance measures determined from time to time. For fiscal year 2007, corporate performance goals for return on net assets (“RONA”) and earnings per share (“EPS”) were established as the key measures for the EBCP for Ms. Stevens and Messrs. Simons and Christiansen, with performance targets weighted 50% to RONA and 50% to EPS. In addition to the corporate RONA and EPS goals, a portion of the EBCP awards for Messrs. Oates and Shor for fiscal year 2007 was based upon achieving operating income goals established for the business units that they respectively managed. The performance targets for Messrs. Oates and Shor were weighted 40% to RONA, 40% to the EPS target and 20% to the operating income target of their respective business units. The EPS component of the EBCP is determined based upon the EPS of the Company achieved for fiscal year 2007. The RONA calculation is determined by dividing the after tax net income of the Company by its total net assets as of the end of fiscal year 2007. The operating income component is determined based upon the operating income of the relevant business unit for fiscal year 2007 as calculated under generally accepted accounting principles. The performance goals for fiscal year 2007 were set at three levels: Threshold, Target and Maximum. At the Threshold level, the bonus would pay 50% of the Target bonus. At the Maximum level, the bonus would pay up to 200% of the Target bonus. No cash bonus is earned if performance does not achieve the Threshold level. Awards are typically forfeited following termination of employment prior to the end of the performance period, except in the event of death, disability or, unless otherwise determined by the Committee, retirement, in which case, the award is prorated and paid at the time it would have been paid had no separation occurred.

Generally, the Committee sets the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year. In making this determination, the Committee may consider specific circumstances experienced by the Company in prior years or which are expected to face the Company in the coming year. At the beginning of each fiscal year, the Committee determines target levels of performance for each performance metric. After the fiscal year end, the Committee assesses and verifies the actual results versus the original goals to determine the final awards. The Committee must approve all awards before they are paid to any NEOs. Due to competitive sensitivity and confidentiality of Company projections and internal business unit results, the specific numeric performance targets for fiscal year 2007 are not presented in this discussion. Such targets and the Company’s actual performance results, however, are reviewed and approved by the Committee and/or the Board’s Audit/Finance Committee.

The target total cash compensation (base salary plus target cash bonus) is intended, in general, to pay at market levels at the 50th percentile upon achievement of target performance goals. The Compensation Committees determined that the target total cash compensation for the NEOs was generally at the market level at the 50th percentile and made no changes from the prior year to the percentages of base salary that each NEO could receive upon attainment of the performance targets.

Long-Term Incentives. The Committee believes that equity-based incentives are an important link between the Stockholders’ interests and those of the executives. The Company has established the Stock-Based Incentive Compensation Plan for Officers and Key Employees (“Stock Plan”) in order to provide equity compensation to executives and other employees. Performance-based restricted stock grants under the Stock Plan are used to allow executives to receive shares of the Company’s stock only to the extent that they achieve pre-set performance goals. The Committee believes that a portion of the benefits realized from long-term equity-based incentive awards helps motivate executives to remain with the Company and further contributes to financial growth. The long-term incentive program administered by the Committee under the Stock Plan offers annual grants that vary in size based on the Company’s and the executive’s performance.

Equity grants to NEOs are generally made by the Committee each year as part of the normal annual compensation review cycle. The grants for a particular year generally occur in July or August after the Company’s full year financial results are known and have been verified by the Committee. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired executives or in recognition of an executive’s expansion of responsibilities or for retention purposes. Such grants to a NEO must be approved by the Committee and this authority to make such grants is not delegated to the Chief Executive Officer.

If stock options are granted, the exercise price is set at fair market value on the grant date as described in the applicable plan. The Committee may, in its discretion, delay the effective grant date of options to correspond with the end of blackout periods during which the Company’s executives are not permitted to trade in Company securities, but such a delay may not be implemented in order for executives to achieve a more favorable exercise price for the stock option awards.

The Subcommittee reviewed information provided by Towers Perrin and determined its long-term incentive approach for fiscal year 2007. In order to provide incentive for superior performance and in consideration of external research and key internal factors, the Subcommittee approved the following approach for fiscal year 2007:

•

Seventy-five percent of a NEO’s long-term incentive was to be delivered in restricted stock which may be earned upon attainment of Company RONA financial performance goals. The restricted stock, to the extent earned, will vest equally over the two years following the end of fiscal year 2007. Awards are typically forfeited following termination of employment prior to the end of the performance period, except in the event of death, disability or, unless otherwise determined by the Committee, retirement, in which case, the award is prorated and paid at the time it would have been paid had no separation occurred.

•

Twenty-five percent of a NEO’s long-term incentive was delivered in shares of restricted stock which will vest on June 30, 2009 (three years after the end of fiscal year 2006). At the end of fiscal year 2006, the Subcommittee granted the following restricted stock awards to the NEOs which will vest on June 30, 2009 (three years after the end of fiscal year 2006), contingent upon continued employment: Dennis M. Oates, 2,250 shares; Michael L. Shor, 2,250 shares; David A. Christiansen, 938 shares; and Richard L. Simons, 563 shares. These shares represent 25% of the long-term incentive bonus compensation payable to the NEOs for fiscal year 2007.

•

Award levels were calibrated to deliver generally a median level (50th percentile) of total target direct compensation (sum of base salary, annual target cash bonus and expected value of long-term incentives) as compared to the Selected Peers.

For fiscal year 2007, the Subcommittee determined that the performance measure for the NEOs to achieve the performance-based portion of their restricted stock awards was based upon attaining the same corporate RONA financial goal used for the EBCP cash incentive bonus.

The target long-term incentive is intended to pay generally at market levels at the 50th percentile of the Selected Peers upon achievement of target performance goals. The Subcommittee determined that the value of the performance-based portion of the target long-term incentive based on the then current share price for the NEOs was generally at the market level at the 50th percentile and made no changes to the number of shares of Company stock that each NEO could receive upon attainment of the performance targets. No performance-based restricted stock awards would be earned if the Threshold performance level was not attained.

During fiscal year 2007, the Subcommittee granted an award of 10,000 shares of restricted stock to Ms. Stevens in conjunction with the commencement of her employment. Those shares will vest if her employment continues for three years after her hire date.

In October 2006, the Subcommittee granted the following awards of restricted stock which will vest if employment continues for three years after the grant date to the following NEOs: Dennis M. Oates, 5,000 shares; Michael L. Shor, 5,000 shares; David A. Christiansen, 3,000 shares; and Richard L. Simons, 2,000 shares. These shares were granted to promote long-term dedication to the Company and to discourage loss of key executives to competitors during a period of management change.

On June 27, 2007, the Committee granted options to purchase 14,250 shares of stock to Ms. Stevens as part of her compensation package for fiscal year 2008. The options have an exercise price of $128.34 per share, based on the closing value of the Company’s stock on that date. These options will vest ratably over three years. Stock options were considered to be an appropriate compensation element since their value to the executive is directly related to appreciation in the price of the Company’s stock. No other stock options were granted to any NEOs during the reporting period.

All of the outstanding restricted stock held by Robert J. Torcolini, the former Chief Executive Officer, vested immediately in conjunction with his retirement as of December 31, 2006. Mr. Torcolini also received 4,048 shares of earned restricted stock in July, 2007 as a pro-rata share of his performance-based restricted stock opportunity for fiscal year 2007. All such shares vested immediately. All of the outstanding restricted stock held by Dr. J. Michael Fitzpatrick, the former Vice Chairman, vested immediately upon his departure from the Company effective November 1, 2006, as part of his separation package. In consideration of the accelerated vesting of their restricted stock grants, Mr. Torcolini and Dr. Fitzpatrick agreed not to compete with the Company nor solicit its employees.

Tax Deductibility of Compensation. To the extent NEO total compensation subject to Internal Revenue Code Section 162(m) exceeds $1 million, it will not be deductible for federal income tax purposes except for the portion of such compensation that is “performance-based” as defined in Code Section 162(m). Cash bonuses and restricted stock are performance-based only if such compensation is earned based on the achievement of objective performance goals under stockholder approved plans. The EBCP for cash bonuses and the Stock Plan for equity compensation are intended to qualify as performance-based compensation plans under Section 162(m) of the Internal Revenue Code and were approved by the Company Stockholders in October, 2006. Restricted stock awards that are solely time vested are not performance-based. The Committee intends to maintain flexibility to pay compensation that may not be entirely deductible for tax purposes when sound direction of the Committee would make that advisable. In fiscal year 2007, certain portions of the compensation paid to Dennis M. Oates and Michael L. Shor were not deductible under Section 162(m).

Retirement and Post-Employment Benefits. The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) provides retirement benefits to employees, including the NEOs, at age 65 (with five years of service), or as early as age 55 (with ten years of service); or at any age with 30 years of service. Such benefits are based on either: (1) a fixed monthly rate for each year of service; or (2) the product of 1.3% times each of the first 20 years of service, plus 1.4% times each year of service over 20, multiplied by the individual’s highest average earnings. This average is calculated from the highest five annual periods (during the last twenty years of service) that end on the individual’s retirement date. For pension purposes, earnings include all salaries, bonuses, and other cash compensation. The benefits to which NEOs are entitled under the GRP is discussed in more detail elsewhere in this Proxy Statement under the heading “Tax-Qualified Defined Benefit Pension Plan”.

The Company has two supplemental plans for those participants in the GRP whose benefits are reduced by limitations under the Internal Revenue Code: the Benefit Equalization Plan (“BEP”) and the Earnings Adjustment Plan (“EAP”). These two plans will restore amounts lost under the GRP because of Code limitations. In general, benefits under these plans are subject to the same administrative rules as the GRP. All of the NEOs are entitled to benefits under the BEP and the EAP in order to ensure that their post-retirement income reflects the value of their actual earnings during active employment.

Certain executives, including all the NEOs, have been designated by the Board of Directors as participants under the Supplemental Retirement Plan for Executives (“SRP”) in order to provide a minimum level of post-retirement income in exchange for long-term dedication to the Company at a managerial level. This supplemental benefit is payable for a fixed term of 15 years, commencing in the seventh month following eligibility for GRP monthly payments (unless a disabled participant elects a later date). The total benefits a participant will receive from the aggregate of all of these retirement plans, plus primary Social Security will be approximately 60% of the participant’s average earnings (similar to earnings calculated under the GRP) if retirement occurs with 30 years of service.

The Officers’ Supplemental Retirement Plan (“OSRP”) provides supplemental pension benefits to participants including the NEOs who have benefits reduced under the GRP because of amounts deferred under the Deferred Compensation Plan for Officers and Key Employees (“Deferred Compensation Plan”) (discussed below) in order to ensure that their post-retirement income reflects the value of their actual earnings during active employment. The OSRP restores reductions that occur under the GRP as a result of these deferrals, without regard to any limitations of the Internal Revenue Code. Benefits under the OSRP are subject to the same administrative rules as the GRP.

The benefits to which NEOs are entitled under the BEP, EAP, SRP and OSRP are discussed in more detail elsewhere in this Proxy Statement under the heading “Non-Qualified Defined Benefit Pension Plans”.

Special Severance Agreements. The Company has Special Severance Agreements in place with all the NEOs. Under these agreements, if the NEO’s employment is terminated following a “change in control” of the Company, the NEO will receive his/her (1) pro-rata salary and pro-rata bonuses through the termination date, (2) pension and other benefits through the termination date, and (3) the vesting of all restricted stock and stock options. In addition, if the termination is by the Company, other than for cause, or by the NEO for good reason, the NEO will receive (1) a lump sum payment equal to three years salary (two years for Mr. Simons) and full annual bonus (computed without regard to actual attainment of relevant performance goals) and (2) an enhanced pension benefit paid as a lump sum from general assets. The Special Severance Agreements also provide for the gross up of taxes payable under

Section 280G of the Code. These agreements are intended to encourage NEOs to remain with the Company and continue to perform their duties if there is a pending or potential change in control and to afford them income protection in the event that their positions are terminated or significantly changed after a change in control. The terms of these Special Severance Agreements are discussed in more detail elsewhere in this Proxy Statement under the heading “Employment and Potential Payments Upon Termination.”

Savings Plan of Carpenter Technology Corporation. The Savings Plan is a profit sharing and employee stock ownership plan. The Company contributes 3% of the eligible pay of each eligible employee (including all NEOs) to the Plan. The Company’s contribution is invested, as the employee selects, into one or more pre-established investment funds. If the Company’s contribution for an employee under the Savings Plan is limited by the Internal Revenue Code, the employee will receive these lost Savings Plan contributions under the Deferred Compensation Plan (discussed below). In addition, an employee may authorize the Company to make contributions, including salary deferrals, limited to 35% of eligible pay.

Employee Stock Ownership Plan. The Carpenter Technology Corporation Employee Stock Ownership Plan (“ESOP”) was established in 1991. The trustee of the ESOP, State Street Bank and Trust Company, purchased approximately 461 shares of series A convertible preferred stock from the Company at a price of $65,000 per share, or an aggregate purchase price of approximately $30 million, for a 15-year note issued by the trustee to the Company and a small amount of cash. The ESOP ended as of December 31, 2006. In March, 2007, the preferred stock was converted into common stock of the Company and distributed into the Savings Plan accounts of the Company employees participating in the ESOP.

Deferred Compensation Plan. The Company sponsors a non-qualified cash deferral plan for executives to supplement the Savings Plan. Executives annually may elect to defer up to 35% of base pay and 100% of bonus compensation to be paid at a date or event specified in the election. The Company also makes a 3% contribution to this plan for base pay not eligible for Company contribution under the Savings Plan.

Perquisites. The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Compensation Committees believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives. The Compensation Committees have determined that the perquisites described below are advantageous to the Company by allowing each NEO to devote his/her time and attention to improving the performance of the Company by minimizing distractions related to certain types of personal matters.

The NEOs are provided the following perquisites, all of which are quantified in the Summary Compensation Table:

•	Tax preparation expenses up to $1,500 annually

•	Financial and tax planning expenses up to $8,000 annually

•	Medical examination (annual or bi-annual, depending on age)

•	Employment relocation expenses

COMPENSATION COMMITTEE REPORT

The Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Human Resources Committee of the Board of Directors.

Stephen M. Ward, Jr., Chairperson	Gregory A. Pratt
Philip M. Anderson	Kathryn C. Turner

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation paid by Carpenter for services rendered during the fiscal year ended June 30, 2007, by Carpenter’s Chief Executive Officers, Chief Financial Officers and each of the other Named Executive Officers.

Table of Abbreviations

BEP – Benefit Equalization Plan

Board – Carpenter’s Board of Directors

Carpenter or Company - Carpenter Technology Corporation

Committee – Human Resources Committee of the Board

Compensation Committees – Committee and Subcommittee

EAP – Earnings Adjustment Plan

EBCP – Executive Bonus Compensation Plan

GRP – General Retirement Plan for Employees of Carpenter

NEO – Named Executive Officer(s)

NQDCP – Deferred Compensation Plan for Officers and Key Employees (non-qualified)

OSRP – Officers and Key Employees Supplemental Retirement Plan

Savings Plan – The Savings Plan of Carpenter (401(k) plan)

SRP – Supplemental Retirement Plan for Executives

Stock Plan – Stock-Based Incentive Compensation Plan for Officers and Key Employees

Subcommittee – Subcommittee of the Committee

FY 2007 Summary Compensation Table

Name and Principal Position [1] (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards [2] ($) (e)	Option Awards [3] ($) (f)	Non-Equity Incentive Plan Compensation [4] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5] ($) (h)	All Other Compensation [6] ($) (i)	Total ($) (j)
Stevens, Anne	2007	$516,539	$0		$470,569	$0.00	$389,470	$51,703	$227,653	$1,655,934
Chairman, President and
Chief Executive Officer
Oates, Dennis	2007	$388,269	$0		$813,308	$0.00	$207,266	$312,760	$39,804	$1,761,407
Senior Vice President
Specialty Alloys Operations
Shor, Michael	2007	$378,271	$0		$791,868	$0.00	$39,030	$766,063	$38,610	$2,013,842
Senior Vice President
Engineered Products Operations
Christiansen, David	2007	$258,846	$0		$357,616	$0.00	$97,585	$332,282	$32,751	$1,079,080
Vice President, General Counsel and Secretary
Kornblatt, M. David	2007	$301,846	$50,000.00	[7]	$0	$0.00	$0	$0	$18,558	$370,404
Former Sr. Vice President-Finance and Chief Financial Officer
Simons, Richard	2007	$224,135	$0		$255,918	$0.00	$67,599	$43,437	$24,283	$615,372
Vice President and Corporate Controller - Acting Chief Financial Officer
Torcolini, Robert	2007	$467,468	$0		$2,904,332	$0.00	$0	$3,711,501	$465,065	$7,548,366
Former Chairman, President and Chief Executive Officer
Fitzpatrick, J. Michael	2007	$196,154	$0		$668,009	$0.00	$0	$0	$676,613	$1,540,776
Former Vice Chairman

1.	We have included eight officers in the compensation table. Mr. Torcolini served as Chairman, President and CEO from July 1, 2006 through October 31, 2006 and as a Special Advisor to the Board of Directors from November 1, 2006 through December 31, 2006. He retired effective January 1, 2007. Ms. Stevens was appointed Chairman, President and Chief Executive Officer effective November 1, 2006. Mr. Kornblatt served as Senior Vice President, Finance and Chief Financial Officer from July 5, 2006 through May 7, 2007, at which time he voluntarily terminated employment with the Company. At that time, Mr. Simons was appointed Acting Chief Financial Officer effective May 7, 2007 until July 6, 2007. Dr. Fitzpatrick served as a member of the Board of Directors and as Vice Chairman and an Executive Officer of the Company until his separation of employment effective November 1, 2006.

2.	Includes the expenses recognized during fiscal year 2007 in accordance with FAS 123R in the financial statements for restricted stock awards. Performance-based restricted shares and time-based restricted shares are earned and/or awarded in accordance with the Stock-Based Incentive Compensation Plan for Officers and Key Employees. The assumptions used in determining the fair value of stock awards are set forth in Note 16 to the financial statements contained in Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Carpenter recognizes expenses ratably over a three-year period for performance-based restricted shares, and three or five year vesting periods for time-based restricted shares. Vesting was accelerated on all of Mr. Torcolini’s outstanding restricted stock to coincide with his retirement. Vesting was accelerated on all of Dr. Fitzpatrick’s outstanding restricted stock as part of his separation package.

3.	Options on 14,250 shares were granted to Ms. Stevens effective June 27, 2007, and will become exercisable in equal annual installments on the first, second and third anniversaries of the grant date. There were no expenses recognized in accordance with FAS 123R in the financial statements for stock option awards granted during the fiscal year ended June 30, 2007. Stock options are granted in accordance with the terms of the Stock Plan.

4.	Represents annual cash bonuses earned under the EBCP.

5.	Shows the aggregate change in the accumulated benefit under all defined benefit plans (including non-qualified supplemental plans) from June 30, 2006 to June 30, 2007. The amounts were computed using the same assumptions used for financial statement reporting purposes under FAS 87 described in Note 12 to the financial statements contained in Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007. Amounts paid under the plans use assumptions contained in the plans and may be different than those used for financial statement reporting purposes. The Company does not provide any above market or preferential earnings on deferred compensation pursuant to the terms of the Deferred Compensation Plan for Officers and Key Employees previously discussed.

6.	Other income and benefits include: financial and tax counseling and tax preparation, insurance premiums, dividend equivalents on unvested restricted stock, relocation/temporary living reimbursement and tax gross-ups, contributions to the 401(k) Savings Plan and the Deferred Compensation Plan for Officers and Key Employees and unused earned vacation. Not all of the listed income and/or benefits were provided to each NEO. Ms. Stevens received a relocation/temporary living expense payment of $165,671 and a relocation tax gross-up payment of $32,444. Mr. Torcolini received a payment of $425,000 in lieu of a potential fiscal year 2007 cash bonus performance award. Dr. Fitzpatrick received a separation payment of $633,333 and a payment of $33,967 for unused earned vacation. Company contributions to Retirement and 401(k) Plans were made as follows: A. Stevens - $15,496; D. Oates - $11,648; M. Shor - $11,348; and R. Torcolini - $14,221. Dividend equivalents on restricted shares were paid as follows: D. Oates - $27,394; M. Shor - $22,519; D. Christiansen - $10,063; and R. Torcolini - $20,588.

7.	Represents a payment to Mr. Kornblatt as part of his initial employment package.

FY 2007 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [4]			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards [5]
Name	Grant Date	Threshold [2]	Target	Maximum [3]	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($ / Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(m)
Stevens, Anne	11/1/2006							10,000	[6]	0		$0	$1,037,300
Chairman, President and	6/27/2007	$437,750	$875,500	$1,751,000	4,560	9,120	18,240
Chief Executive Officer	6/27/2007							3,040	[6]				$390,154
	6/27/2007									14,250	[7]	$128	$1,033,500
	6/29/2007							5,397	[8]				$559,831
Oates, Dennis	7/16/2006							2,250	[6]	0		$0	$241,920
Senior Vice President	10/16/2006							5,000	[6]				$569,000
Specialty Alloys Operations	6/29/2007							3,470	[8]				$394,886
Shor, Michael	7/16/2006							2,250	[6]	0		$0	$241,920
Senior Vice President	10/16/2006							5,000	[6]				$569,000
Engineered Products Operations	6/29/2007							3,470	[8]				$394,886
	7/25/2007	$136,990	$273,980	$547,960	1,955	3,910	7,820
Christiansen, David	7/16/2006							938	[6]	0		$0	$100,854
Vice President, General Counsel	10/16/2006							3,000	[6]				$341,400
and Secretary	6/29/2007							1,446	[8]				$164,555
	7/25/2007	$66,300	$132,600	$265,200	815	1,630	3,260
Kornblatt, M. David	7/5/2006							2,000	[9]	0		$0	$236,320
Former Sr. VP-Finance	10/16/2006							5,000	[9]				$569,000
and Chief Financial Officer
Simons, Richard	7/16/2006							563	[6]	0		$0	$60,534
Vice President and	10/16/2006							2,000	[6]				$227,600
Corporate Controller	6/29/2007							867	[8]				$98,665
Acting Chief Financial Officer	7/25/2007	$46,360	$92,720	$185,440	490	980	1,960
Torcolini, Robert	6/29/2007							4,048	[10]	0		$0	$460,662
Former Chairman, President and Chief Executive Officer
Fitzpatrick, J. Michael								0		0		$0	$0
Former Vice Chairman

1.	Describes the annual targets for cash bonuses payable under the EBCP based on fiscal year 2008 performance. Payments are earned based on annual performance versus stated objectives. Payments are typically forfeited following termination of employment prior to the end of the performance period, except in the event of death, disability or, unless otherwise determined by the Human Resources Committee, retirement, in which case, the award is prorated and paid at the time it would have been paid had no separation occurred. No amounts are shown for Dennis M. Oates for fiscal year 2008 due to his departure from the Company in July, 2007.

2.	The Threshold is the minimum amount payable for a certain level of performance stated and approved by the Board or its designated Committee each fiscal year. If performance falls below the Threshold performance level established by the Committee for fiscal year 2008, no amount will be paid. If a bonus is earned, the minimum payment is 50% of the Target percentage.

3.	If the performance metric established by the Committee for fiscal year 2008 is achieved or exceeded, the maximum payment is 200% of the Target percentage.

4.	Describes the annual targets for the grant of restricted stock under the Officer and Key Employee Stock Plan (“Stock Plan”) based on fiscal year 2008 performance. If earned, restricted stock is granted subject to a two-year time-based vesting schedule, with 50% of the Award vesting on the first anniversary of the grant date and the remaining 50% vesting on the second anniversary of the grant date. In the event of separation during the performance period due to death, disability or retirement, a participant or his/her estate is eligible to receive at the end of the performance period a prorated payout of any earned restricted stock, which will vest immediately. No amounts are shown for Dennis M. Oates for fiscal year 2008 due to his departure from the Company in July, 2007.

5.	The assumptions used for determining the grant date fair value are set forth in Note 16 to the financial statements contained in Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

6.	Reflects the number of restricted shares granted under the Stock Plan during fiscal year 2007. The shares are subject to a three-year time-based vesting schedule. The shares will vest in full if the recipient remains an active employee for three years following the grant date. In the event of separation of service due to death, disability, retirement or change in control, the shares will become immediately vested.

7.	Reflects the number of stock options granted to Anne L. Stevens under the Stock Plan during fiscal year 2007 as part of her fiscal year 2008 compensation package. Option awards have a ten year maximum term and may become exercisable ratably over a three-year period following the grant date. Options will expire 90 days following termination of employment, except in the case of death, disability, or retirement. In the event of death or disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or his/her estate for the remainder of the original term. In the event of retirement, all unexercisable options granted more than 12 months before such retirement date shall become fully vested and exercisable by the participant or his/her estate for the remainder of the original term, however, the Committee reserves the right to determine that unvested options are forfeited. Upon a change in control, all outstanding options become fully vested and immediately exercisable.

8.	Reflects the number of restricted shares granted under the Stock Plan for performance in fiscal year 2007. The number of shares granted to each recipient represents 77.1% of his/her respective performance Target established for fiscal year 2007. The shares are subject to a two-year time-based vesting schedule, with 50% vesting on each of the first and second anniversary dates of the award.

9.	Mr. Kornblatt terminated employment prior to the vesting dates of these restricted stock awards and was not eligible for accelerated vesting. The shares were forfeited effective May 7, 2007.

10.	Reflects the number of restricted shares granted under the Stock Plan for performance in fiscal year 2007. Mr. Torcolini retired effective January 1, 2007. The number of shares received is prorated based on his length of service in fiscal year 2007 and represents 77.1% of his prorated performance Target established for fiscal year 2007. The shares are immediately vested as a result of his retirement.

FY 2007 Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested [1] (#)	Market Value of Shares or Units of Stock That Have Not Vested [2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [3]
Name	Exercisable	Unexercisable
Stevens, Anne	0	14,250	[4]	0	128.34	6/27/2017	18,437	$2,402,525	9,120	[5]	$1,188,427
Chairman, President and
Chief Executive Officer
Oates, Dennis	0	0		0	0		27,220	$3,547,038	0	[5]	$0
Senior Vice President
Specialty Alloys Operations
Shor, Michael	0	0		0	0		22,220	$2,895,488	3,910	[5]	$509,512
Senior Vice President
Engineered Products
Operations
Christiansen, David	0	0		0	0		10,009	$1,304,273	1,630	[5]	$212,405
Vice President, General Counsel and Secretary
Kornblatt, M. David	0	0		0	0		0	$0	0		$0
Former Sr. VP-Finance and
Chief Financial Officer
Simons, Richard	0	0		0	0		8,180	$1,065,936	980	[5]	$127,704
Vice President and
Corporate Controller and
Acting Chief Financial
Officer
Torcolini, Robert	26,800	0		0	16.12	6/26/2013	0	$0	0		$0
Former Chairman, President and Chief Executive Officer
Fitzpatrick, J. Michael	0	0		0	0		0	$0	0		$0
Former Vice Chairman

1.

Named Executive	# of Shares Granted		Grant Date	Vest Date
Stevens, Anne	10,000		11/01/06	11/01/09
	3,040		06/27/07	06/27/10
	5,397		06/29/07	06/29/08 – 50%
06/29/09 – 50%
Oates, Dennis	5,000		09/30/03	09/30/08
	4,000		06/23/04	06/23/09
	4,500		06/30/05	06/30/10
	3,000	*	06/30/06	06/30/08
	2,250		07/16/06	06/30/09
	5,000		10/16/06	10/16/09
	3,470		06/29/07	06/29/08 – 50%
06/29/09 – 50%
Shor, Michael	4,000		06/23/04	06/23/09
	4,500		06/30/05	06/30/10
	3,000	*	06/30/06	06/30/08
	2,250		07/16/06	06/30/09
	5,000		10/16/06	10/16/09
	3,470		06/29/07	06/29/08 – 50%
06/29/09 – 50%
Christiansen, David	1,500		06/23/04	06/23/09
	1,875		06/30/05	06/30/10
	1,250	*	06/30/06	06/30/08
	938		07/16/06	06/30/09
	3,000		10/16/06	10/16/09
	1,446		06/29/07	06/29/08 – 50%
06/29/09 – 50%
Simons, Richard	3,000		07/18/05	07/18/10
	1,000		06/15/06	06/15/09
	750	*	06/30/06	06/30/08
	563		07/16/06	06/30/09
	2,000		10/16/06	10/16/09
	867		06/29/07	06/29/08 – 50%
06/29/09 – 50%

*	Fifty percent of original award

2.	Market value is based on the June 29, 2007 close price of the Company’s common stock ($130.31).

3.	Market value is based on the June 29, 2007 close price of the Company’s common stock ($130.31).

4.	Stock options were awarded on 6/27/07 and will vest in three equal annual installments on 6/27/08, 6/27/09 and 6/27/10.

5.	Reflects the targets established by the Committee for performance during fiscal year 2008. The minimum is 50% of Target and the maximum is 200% of Target.

FY 2007 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stevens, Anne	0		$0	0		$0
Chairman, President and
Chief Executive Officer
Oates, Dennis	10,000		$917,005	5,500		$716,705
Senior Vice President
Specialty Alloys Operations
Shor, Michael	16,667		$1,778,806	5,500		$716,705
Senior Vice President
Engineered Products Operations
Christiansen, David	8,000		$816,890	2,450		$319,260
Vice President, General Counsel and Secretary
Kornblatt, M. David	0		$0	0		$0
Former Sr. VP-Finance and
Chief Financial Officer
Simons, Richard	0		$0	750		$97,733
Vice President and
Corporate Controller
Acting Chief Financial Officer
Torcolini, Robert	23,200		$2,644,252	45,750	[1]	$4,690,290
Former Chairman, President				4,048	[2]	$527,495
and Chief Executive Officer
Fitzpatrick, J. Michael	10,000	[3]	$851,330	7,250	[4]	$752,043
Former Vice Chairman

1.	Reflects all outstanding restricted stock on the date of Mr. Torcolini’s retirement. Pursuant to Committee approval and the terms of the Stock Plan, all outstanding restricted stock vested effective December 31, 2006.

2.	Reflects accelerated vesting of fiscal year 2007 earned performance shares pursuant to the terms of the Stock Plan.

3.	The exercises reported are for option awards granted to Dr. Fitzpatrick under the Director Stock Plan during his service as a non-employee director on Carpenter’s Board.

4.	Reflects all outstanding restricted stock on the date of Dr. Fitzpatrick’s separation from employment. The original vesting schedules were accelerated under the terms of Dr. Fitzpatrick’s separation agreement.

FY 2007 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit [1] ($)	Payments During Last Fiscal Year ($)
Stevens, Anne	General Retirement Plan (GRP) [2]	0.67	$51,703	$0
Chairman, President and	Benefit Equalization Plan (BEP) [3]	0.67	$0	$0
Chief Executive Officer	Supplemental Retirement Plan for Executives (SRP) [4]	0.67	$0	$0
Oates, Dennis	General Retirement Plan (GRP) [2]	3.75	$851,631	$0
Senior Vice President	Benefit Equalization Plan (BEP) [3]	3.75	$0	$0
Specialty Alloys Operations	Supplemental Retirement Plan for Executives (SRP) [4]	3.75	$0	$0
Shor, Michael	General Retirement Plan (GRP) [2]	26.00	$665,281	$0
Senior Vice President	Benefit Equalization Plan (BEP) [3]	26.00	$2,708,239	$0
Engineered Products Operations	Supplemental Retirement Plan for Executives (SRP) [4]	26.00	$96,771	$0
Christiansen, David	General Retirement Plan (GRP) [2]	14.17	$1,070,393	$0
Vice President, General Counsel	Benefit Equalization Plan (BEP) [3]	14.17	$62,155	$0
and Secretary	Supplemental Retirement Plan for Executives (SRP) [4]	14.17	$0	$0
Kornblatt, M. David	General Retirement Plan (GRP) [2]	0.00	$0	$0
Former Sr. VP-Finance and	Benefit Equalization Plan (BEP) [3]	0.00	$0	$0
Chief Financial Officer	Supplemental Retirement Plan for Executives (SRP) [4]	0.00	$0	$0
Simons, Richard	General Retirement Plan (GRP) [2]	1.92	$56,275	$0
Vice President and	Benefit Equalization Plan (BEP) [3]	1.92	$0	$0
Corporate Controller, Acting Chief Financial Officer	Supplemental Retirement Plan for Executives (SRP) [4]	1.92	$0	$0
Torcolini, Robert	General Retirement Plan (GRP) [2]	33.08	$1,371,841	$49,293
Former Chairman, President	Benefit Equalization Plan (BEP) [3]	33.08	$8,843,585	$128,356
and Chief Executive Officer	Supplemental Retirement Plan for Executives (SRP) [4]	33.08	$89,546	$8,178
Fitzpatrick, J. Michael	General Retirement Plan (GRP) [2]	0.00	$0	$0
Former Vice Chairman	Benefit Equalization Plan (BEP) [3]	0.00	$0	$0
	Supplemental Retirement Plan for Executives (SRP) [4]	0.00	$0	$0

1.	The amounts in this column are present values of the applicable plan benefit using the GRP assumptions (including discount rate for conversion to lump sum values and mortality assumptions) in effect for June 30, 2007 based on the earliest possible retirement date for each NEO. This projected age for Mr. Shor is 52; for Messrs. Christiansen, Oates and Simons it is 62; and for Ms. Stevens it is 65. Assumptions regarding the value of survivor benefits are that 80% of executives are married, male spouses are three years older, and Messrs. Christiansen and Shor are entitled to a Surviving Spouse Benefit for their spouses. Though the amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum and only when the executive is eligible for a monthly GRP annuity in the month following separation. None of the current NEOs are eligible for a lump sum payment under the GRP.

2.	The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees. It is described in greater detail following these footnotes.

3.	Carpenter’s BEP restores benefits payable under the GRP except for the Code limitation upon the annual benefit that may be paid under qualified plans. The provisions of the GRP determine eligible service and earnings as well as form and timing of all payments with the exception that the BEP does not permit benefits to be paid as a lump sum.

4.

Carpenter’s SRP provides a benefit in excess of the benefit payable under the GRP and BEP. The SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus  1/4% for each year of service over 30. The payments are paid coincident with those under the GRP in the form of a 15-year certain monthly annuity.

Tax-qualified Defined Benefit Pension Plan

Participation

During fiscal year 2007, all the NEOs were eligible to participate in the tax-qualified GRP except Ms. Stevens. Ms. Stevens becomes eligible to participate upon completion of one year of service.

GRP Calculation

Retirement benefits under the GRP are calculated under a formula that takes into account the participant’s years of credited service (1.3% for each year of service up to 20 and 1.4% for each additional year) and average compensation paid during the five highest calculation periods that occur during the last 240 full calendar months of employment.

The result of this calculation may not provide an annual pension benefit under the GRP in excess of $180,000 (2007 I.R.S. limit that is reduced for retirement before age 62 and increased for retirement after age 65).

GRP Payment to Executive

All payments under the GRP to the executive or any beneficiary are conditioned upon the participant’s separation of employment.

Full Pension (no age discount): Normal retirement is at age 65 with at least five years of service. Participants may also retire with a full pension with at least 30 years of service or at age 62 with at least 10 years of service. A full pension based upon permanent disability is available with at least 15 years of service. In addition to a full pension, participants retiring on disability receive a supplemental payment until eligible for Social Security benefits at age 62 or earlier. Finally, participants may receive a full pension with the consent of the Company’s Pension Board where retirement is determined to be in the Company’s interest and the participant’s age plus service equals one of the following totals.

Employee’s Age	Employee’s Service	Age + Service =
Under 55	At least 20 years	65 but not 80
Under 55	At least 15 years	At least 80
55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 with at least 10 years of service (discounted from age 62) or at age 60 with at least five years of service (discounted from age 65).

Deferred Vested Pension: Vested participants who do not attain any of the foregoing will receive a Deferred Vested pension that is generally payable without discount at age 65 (62 with at least 15 years of service). Deferred Vested participants may elect a discounted benefit at age 60 (55 with at least 10 years of service).

Form of GRP Payments

Benefits are typically paid as a monthly annuity for either the life of the employee, or joint lives of the employee and beneficiary. The participant may elect a lump sum payment when the monthly annuity would be otherwise payable in the month following separation.

Non-qualified Defined Benefit Pension Plans

Executive eligibility to participate in all non-qualified plans

During fiscal year 2007, all the NEOs participated in the non-qualified SRP and, except for Ms. Stevens, as many as three other non-qualified retirement plans that restore various payments that are restricted under the GRP. Ms. Stevens is eligible to participate in all non-qualified plans upon completion of one year of service.

SRP Calculation

The SRP pays a monthly annuity that normally supplements payments from the GRP, Social Security and all other non-qualified defined benefit plans. The SRP is calculated similarly to the GRP except that the SRP benefit (in conjunction with the benefit plans it supplements) is limited to 60% of average compensation plus  1/4% for each year of service over 30.

Other Non-Qualified Plans Calculation

In addition to the SRP, there are three non-qualified plans that restore benefits in excess of I.R.S. limits to the GRP or benefits lost under the GRP due to voluntary deferrals under the NQDCP. The EAP restores benefits not paid under the GRP due to compensation in excess of tax-qualified limits on eligible compensation ($225,000 in 2007). The BEP restores benefits not paid under the GRP due to a benefit in excess of tax-qualified limits on the GRP ($180,000 annual benefit in 2007). Finally, the OSRP restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Non-Qualified Payments to Executive

All non-qualified payments to the executive or any beneficiary are conditioned upon the participant’s separation of employment. The following paragraphs describe the payment timing of the SRP, while the other non-qualified plans generally pay benefits at the same time as benefits under the GRP.

Full (no age discount) Pension: Normal retirement under the SRP is at age 62 with at least five years of service. Participants may also retire with a full pension with at least 30 years of service. Participants may receive a full pension with the consent of the Company’s Pension Board where retirement is determined to be in the Company’s interest with at least 10 years of service and eligibility for monthly GRP payments in the month following separation.

Early Pension (payable immediately with age discount): Early retirement is available at age 55 with at least five years of service (discounted from age 62) and commences in the month chosen for GRP payments. A disabled Participant may commence at any age with the ability to elect deferral of the SRP (not linked to GRP).

Deferred Vested Pension: Vested participants who do not attain any of the foregoing will receive a Deferred Vested Pension that is generally payable without discount at age 62. A discounted benefit will be paid in the month chosen for GRP payments (age 60 or, with at least 10 years of service, 55).

Non-Qualified Plans - Payment to Beneficiary

SRP is paid to the named beneficiary, spouse or estate (in that priority) in the same time, form and amount as if the employee survived. All other non-qualified plans generally pay benefits at the same time as benefits under the GRP.

Form of Non-Qualified Payments

The SRP pays a 15-year certain benefit to the executive or applicable beneficiary. The other non-qualified plans generally pay benefits in the same form as benefits under the GRP. Participants may not elect a lump sum payment under any of the non-qualified plans.

Eligibility of Named Executives at June 30, 2007

Mr. Torcolini qualified for a full pension from the GRP, BEP and SRP as a result of more than 30 years of service. None of the other NEOs currently qualify for a Full Pension or Early Pension under the GRP, SRP or other non-qualified plans without special circumstances.

FY 2007 Non-qualified Deferred Compensation Table1

Name	Executive Contributions in Last Fiscal Year [2] ($)	Registrant Contributions in Last Fiscal Year [3] ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Stevens, Anne	$0	$8,746	$193		$0	$8,939
Chairman, President and
Chief Executive Officer
Oates, Dennis	$0	$4,598	$1,602		$0	$13,297
Senior Vice President
Specialty Alloys Operations
Shor, Michael	$0	$4,298	$4,076		$0	$27,438
Senior Vice President
Engineered Products Operations
Christiansen, David	$0	$865	$8,642		$0	$57,283
Vice President, General Counsel and Secretary
Kornblatt, M. David	$0	$0	$0		$0	$0
Former Sr. VP-Finance and
Chief Financial Officer
Simons, Richard	$0	$0	$0		$0	$0
Vice President and
Corporate Controller
Acting Chief Financial Officer
Torcolini, Robert	$0	$12,750	$40,373		$0	$939,490
Former Chairman, President and Chief Executive Officer
Fitzpatrick, J. Michael	$0	$4,131	$128	-$	4,259	$0
Former Vice Chairman

1.	This table reports compensation deferred under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”). The NQDCP is a non-qualified defined contribution plan with a 3% employer contribution on base salary that is not eligible for the normal Company 3% contribution under the tax-qualified 401(k) plan (“Savings Plan”) because of I.R.S. limitations. Each executive may defer 35% of base salary into the NQDCP and defer the receipt of all or a portion of bonuses earned under the EBCP.

2.	No fiscal year 2007 compensation was deferred to the NQDCP.

3.	Reflects the fiscal year 2007 3% Company contribution to the NQDCP. This Company contribution is also included in column (i) of the Summary Compensation Table.

Tax-qualified Defined Contribution Pension Plan

Participants in our tax-qualified 401(k) plan (“Savings Plan”) receive an employer contribution of 3% of base salary and may contribute up to an additional 35% of base salary (not to exceed $15,500 annually or, if age 50, $20,500). The Savings Plan has immediate participation and vesting of all contributions. There are no matching contributions.

Non-qualified Defined Contribution Pension Plan

Participants may contribute another 35% of base salary into Carpenter’s (Non-Qualified) Deferred Compensation Plan for Officers and Key Employees (“NQDCP”) and defer the receipt of all or a portion of bonuses earned under the EBCP. Employer contributions on wages in excess of the I.R.S. limitations ($225,000 in 2007) are contributed to the NQDCP.

Employee and company contributions to the NQDCP are immediately vested. NQDCP contributions are credited with investment returns that match the performance of publicly available investment funds, as elected by the participant. Each of the NQDCP investment options mirrors those available under the Savings Plan. The NQDCP does not include a Guaranteed Investment Contract (GIC) or Carpenter stock investment option. Governed by each participant’s election, the NQDCP provides for payment in a lump sum or annual installments (either 10 or 15) following chosen events that occur before or after retirement, and may include a change in control. Payments under the NQDCP are made from general Company funds and are not segregated in a separate account or investment vehicle.

EMPLOYMENT AND POTENTIAL PAYMENTS UPON TERMINATION

In the event of a termination, the Company’s plans provide for payment of benefits earned during the course of an employee’s service or accelerated vesting of previously awarded benefits. The NEOs are employees at will prior to any change in control except as specifically noted below. As indicated in the following chart, prior to a change in control, Ms. Stevens and Mr. Simons have employment agreements that require payments upon separation. Ms. Stevens’ payments are paid in the absence of termination for cause, while Mr. Simons’ payments are paid unless separated by death or for fraud, misconduct or gross neglect of duty. Following the event of a change in control, all of the NEOs’ employment will be governed by individual change in control agreements approved by the Board of Directors or Human Resources Committee. The chart below summarizes the benefits that become payable to a NEO at, following, or in connection with any termination, including without limitation, resignation, severance, retirement or a constructive termination of a NEO, or a change in control of the registrant under the terms of Carpenter’s benefit plans. Except as noted under stock compensation, the Company’s plans do not contain specific provisions regarding termination for cause.

The chart is limited to executive benefits and does not include benefits generally available to salaried employees such as the GRP, Savings Plan or retiree medical benefits. The chart quantifies the payments under the executive compensation plans due to a change in vesting provisions for stock options, performance shares and restricted stock, and the lump sum present value for each of the non-qualified defined benefit plans that would be made assuming a termination event occurred on June 30, 2007.

FY 2007 Potential Payments Upon Termination Or Change In Control Table

Named Executive [1]	Benefit	Before Change in Control Retirement Resignation [2]	Before Change in Control Termination for Cause	Before Change in Control Other Termination or Resignation for Good Reason	After Change in Control [3] Other Termination or Resignation for Good Reason

Stevens, Anne	Benefit Equalization Plan (BEP) [4]	N/A	$0	$0	$0
Chairman, President and	Supplemental Retirement Plan (SRP) [5]	N/A	$0	$0	$0
Chief Executive Officer	Stock Option Award [6] (6/27/07)	N/A	$0	$0	$28,073
	Performance Share Award [7] (6/27/2007)	N/A	$0	$0	$1,188,427
	Restricted Stock Award (RSA) [8] (11/1/2006)	N/A	$0	$0	$1,303,100
	Restricted Stock Award (RSA) [8] (6/27/2007)	N/A	$0	$0	$396,142
	Restricted Stock Award (RSA) [8] (6/29/2007)	N/A	$0	$0	$703,283
	Executive Bonus Compensation Plan (EBCP) [9]	N/A	$0	$0	$850,000
	Deferred Compensation Plan (NQDCP) [10]	N/A	$8,939	$8,939	$8,939

	Post-Retirement Insurance/Death Benefit [11]	N/A	$0	$0	$0
	Severance - Employment Agreement [12]	N/A	$0	$850,000	$0
	Severance - Change in Control Agreement [13]	N/A	$0	$0	$7,522,576
	Tax gross-up [14]	N/A	$0	$0	$4,369,108
	Fringe Benefits [15]	N/A	$0	$0	$48,500
	Benefit Coverage [16]	N/A	$0	$6,925	$20,774
Shor, Michael	Benefit Equalization Plan (BEP) [4]	$2,708,239	$2,708,239	$2,708,239	$2,708,239
Senior Vice President	Supplemental Retirement Plan (SRP) [5]	$96,771	$96,771	$96,771	$96,771
Engineered Products Operations	Stock Option Award [6]	$0	$0	$0	$0
	Performance Share Award [7] (7/25/2007)	$509,512	$0	$0	$509,512
	Restricted Stock Award (RSA) [8] (7/16/2006)	$293,198	$0	$0	$293,198
	Restricted Stock Award (RSA) [8] (10/16/2006)	$651,550	$0	$0	$651,550
	Restricted Stock Award (RSA) [8] (6/29/2007)	$452,176	$0	$0	$452,176
	Prior Period Restricted Stock Awards (RSA) [8]	$977,325	$0	$0	$1,498,565
	Executive Bonus Compensation Plan (EBCP) [9]	$264,790	$0	$0	$264,790
	Deferred Compensation Plan (NQDCP) [10]	$27,438	$27,438	$27,438	$27,438

	Post-Retirement Insurance/Death Benefit [11]	$380,000	$0	$0	$0
	Severance - Change in Control Agreement [13]	$0	$0	$0	$4,455,508
	Tax gross-up [14]	$0	$0	$0	$0
	Fringe Benefits [15]	$0	$0	$0	$48,500
	Benefit Coverage [16]	$0	$0	$0	$28,501

Named Executive [1]	Benefit	Before Change in Control Retirement Resignation [2]	Before Change in Control Termination for Cause	Before Change in Control Other Termination or Resignation for Good Reason	After Change in Control [3] Other Termination or Resignation for Good Reason
Simons, Richard	Benefit Equalization Plan (BEP) [4]	N/A	$0	$0	$0
Vice President, Corporate	Supplemental Retirement Plan (SRP) [5]	N/A	$0	$0	$0
Controller and Acting	Stock Option Award [6]	N/A	$0	$0	$0
Chief Financial Officer	Performance Share Award [7] (7/25/2007)	N/A	$0	$0	$127,704
	Restricted Stock Award (RSA) [8] (7/16/2006)	N/A	$0	$0	$73,365
	Restricted Stock Award (RSA) [8] (10/16/2006)	N/A	$0	$0	$260,620
	Restricted Stock Award (RSA) [8] (6/29/2007)	N/A	$0	$0	$112,979
	Prior Period Restricted Stock Awards (RSA) [8]	N/A	$0	$0	$618,973
	Executive Bonus Compensation Plan (EBCP) [9]	N/A	$0	$0	$90,000
	Deferred Compensation Plan (NQDCP) [10]	N/A	$0	$0	$0

	Post-Retirement Insurance/Death Benefit [11]	N/A	$0	$0	$0
	Severance - Employment Agreement [12]	N/A	$0	$200,000	$0
	Severance - Change in Control Agreement [13]	N/A	$0	$0	$836,799
	Tax gross-up [14]	N/A	$0	$0	$531,065
	Fringe Benefits [15]	N/A	$0	$0	$39,000
	Benefit Coverage [16]	N/A	$0	$0	$18,387
Christiansen, David	Benefit Equalization Plan (BEP) [4]	$62,155	$62,155	$62,155	$62,155
Vice President, General Counsel	Supplemental Retirement Plan (SRP) [5]	$0	$0	$0	$0
and Secretary	Stock Option Award [6]	N/A	$0	$0	$0
	Performance Share Award [7] (7/25/2007)	N/A	$0	$0	$212,405
	Restricted Stock Award (RSA) [8] (7/16/2006)	N/A	$0	$0	$122,231
	Restricted Stock Award (RSA) [8] (10/16/2006)	N/A	$0	$0	$390,930
	Restricted Stock Award (RSA) [8] (6/29/2007)	N/A	$0	$0	$188,428
	Prior Period Restricted Stock Awards (RSA) [8]	N/A	$0	$0	$602,684
	Executive Bonus Compensation Plan (EBCP) [9]	N/A	$0	$0	$130,000
	Deferred Compensation Plan (NQDCP) [10]	N/A	$57,283	$57,283	$57,283

	Post-Retirement Insurance/Death Benefit [11]	N/A	$0	$0	$260,000
	Severance - Change in Control Agreement [13]	N/A	$0	$0	$2,942,842
	Tax gross-up [14]	N/A	$0	$0	$927,953
	Fringe Benefits [15]	N/A	$0	$0	$48,500
	Benefit Coverage [16]	N/A	$0	$0	$27,788

1.	Mr. Oates is not included in the above table because he separated from service on July 31, 2007.

2.	Mr. Shor is the only executive currently able to “retire” from employment and this is limited to special circumstances. In the absence of special circumstances, none of these distributions or accelerated vesting will occur. See the Pension Benefits Table for the present value of the accumulated benefit. With the sole exception of Messrs. Shor and Christiansen, the accrued GRP pension benefit for all other executives would be forfeited with a termination of employment prior to a change in control.

3.	Values above the dotted line are attained at the time of a change in control with or without termination of employment. Values below the dotted line require a change in control and a subsequent Triggering Event.

4.	For executives vested with five years of service, these amounts are presented in a lump sum present value, although BEP benefits may only be paid in some form (single-life or joint-lives) of monthly annuity.

5.	For executives vested with five years of service, these amounts are presented in a lump sum present value, although SRP benefits may only be paid as a monthly annuity over a 15-year certain period.

6.	As of June 30, 2007, only Ms. Stevens has an outstanding stock option award. The value attributable to the vesting of her stock options was based upon the number of unvested stock options multiplied by the close price for Carpenter stock on the NYSE on June 29, 2007 ($130.31) less the option exercise price. See Outstanding Equity Awards at Fiscal Year-End Table for terms of option awards.

7.	Except for a change in control, the amount shown for the Performance Share Award for fiscal year 2007 is an estimate of the taxable value to the executive based on meeting the Plan’s Targets using the performance metrics adopted by the Committee. The amount shown is based upon the closing price of Carpenter stock on June 29, 2007 ($130.31) and hypothetical satisfaction of the approved fiscal year 2008 Targets. No final award will occur until the fiscal year 2008 results are certified by the Audit/Finance Committee and the award approved by the Committee. The actual award certified and approved by the Committees could be more or less than the Target amount in the table, depending upon actual performance. The payment shown for a change in control is based on the terms of the Stock Plan (subject to the approved Targets) and would occur immediately following a change in control.

8.	The value attributable to the vesting of restricted stock awards was based upon the number of unvested restricted stock awards multiplied by the closing price of Carpenter stock on June 29, 2007 ($130.31). See footnote 1 to the Outstanding Equity Awards at Fiscal Year-End Table for terms of specific restricted stock awards. The stock value after a change in control is based on the terms of the Stock Plan and would result from immediate vesting following the change in control. Before a change in control, all executives will receive this stock value following separation from service due to death, disability or, for Mr. Shor, retirement where it would be in Carpenter’s best interest.

9.	Except for a change in control, the amount shown for the EBCP for fiscal year 2007 is hypothetical based on meeting the Plan’s fiscal year 2008 Targets using the performance metrics adopted by the Committee. No payment will be paid until the fiscal year 2008 results are certified by the Audit/Finance Committee and the Award approved by the Committee. The actual Award certified and approved by the Committees could be more or less than the target amount in the table, depending upon actual performance. The payment shown for a change in control is paid regardless of whether the Targets as approved by the Committee have been actually satisfied and would be payable following a change in control.

10.	Except for a change in control, distributions under the NQDCP are governed by the Plan terms and annual elections of each executive. In the event of a change in control, distribution of all remaining deferred compensation may occur during the three years following the change in control, if the executive is terminated (other than for Cause) or resigns for Good Reason based on the terms of the NEO’s Special Severance Agreement (see footnote 13).

11.	The Post-Retirement Insurance/Death Benefit Plan for Executive Officers provides a death benefit to the executive who has at least 10 years of service and GRP eligibility for an entitlement other than Deferred Vested Pension. At retirement, the executive may elect to insure up to $400,000 of the benefit. The amount in this row is payable only upon the death of the executive.

12.	Ms. Stevens and Mr. Simons have employment agreements with the Company. If the Company terminates Ms. Stevens for other than cause or she resigns with good reason, she will receive (1) one year of base salary, (2) one year continuation of insurance benefits and, (3) after one year of employment, vesting of all time-vested restricted stock on a pro-rata basis including stock that would have vested within 12 months after separation. If Mr. Simons is terminated before July 31, 2010 for any reason other than fraud, misconduct, gross neglect of duty or death, he will be paid a lump sum severance of $200,000.

13.	Each of the NEOs has a separate agreement with the Company regarding severance following a change in control (“Special Severance Agreement”). The amount in this row is payable during the three years following a change in control if the Company terminates the executive other than for cause or the executive resigns for good reason (collectively known as a “Triggering Event”). The payment is equal to three years (two for Mr. Simons) of base salary and bonus at the approved target plus the projected actuarial present value of all qualified and non-qualified defined benefit pension plans over those three (two for Mr. Simons) years less the current actuarial present value of the executive’s vested benefit under these plans.

14.	Payments and accelerated vesting of benefits triggered by a change in control event are subject to a 20% excise tax when they exceed the Code-defined “base amount”. Each Special Severance Agreement contains a provision that requires a cash payment to each NEO to offset (gross-up) the effect of this excise tax. In addition to the excise tax rate, the following rates were assumed for purposes of this calculation: Social Security/Medicare = 1.45%, Pennsylvania income tax = 3.07%, Municipal tax rate = 1% and Federal tax rate = 35% (effective rate = 34.2755%).

15.	Under each Special Severance Agreement, fringe benefits (perquisites) are provided for three years (two for Mr. Simons) following a Triggering Event. The annual maximum value for outplacement ($20,000), annual financial and tax planning services ($8,000) and tax filing services ($1,500) is projected for three (two for Mr. Simons) years for each executive.

16.	Under each Special Severance Agreement, benefit coverage is provided for 3 years (2 for Mr. Simons) following a Triggering Event (column headed “After Change in Control”). Separate from Ms. Stevens’ Severance Agreement is her employment agreement that provides benefit insurance coverage for one year (column headed “Before Change in Control, Other Termination .”). The value of benefits is determined by deducting the amount of any current premium for the benefit from the current actuarial cost. It is assumed that the executive will elect the maximum coverage to which he or she is entitled. Actual costs will differ depending upon the executive’s election and the future cost of benefits.

Special Severance Agreements

Carpenter has Special Severance Agreements in the form described below in place with its executive officers, including all of the NEOs. Under these agreements, if the officer’s employment is terminated following a “change in control” of Carpenter, the officer will receive his (1) full salary and all bonuses pro-rated through the date of termination, (2) pension and other benefits through the termination date and (3) the vesting of all restricted stock and stock options, and the ability to exercise all other grants. In addition, if the termination is by Carpenter, other than for cause, or by the officer for good reason, the officer will receive (1) a lump sum payment equal to three years of salary plus full annual bonus (computed without regard to actual attainment of relevant performance goals) and (2) an enhanced pension benefit paid as a lump sum from general assets. In addition, under similar circumstances, the agreements provide continuation of all other active benefits for three years, tax and financial planning for three years, outplacement services, company payment of any federal excise tax created by the agreement and reimbursement of any legal fees for enforcing or defending the agreement. The Special Severance Agreements are currently in effect and automatically renew for three-year periods on an evergreen basis. Mr. Simons’ agreement is limited to two years of pay and benefits.

Retirement Benefits

Carpenter has two plans for those participants in the GRP whose benefits are reduced by limitations of the Internal Revenue Code: the BEP and the EAP. These two plans will restore amounts lost under the GRP because of Code limitations. In general, benefits under these plans are subject to the same administrative rules as the GRP.

Certain executives, including the NEOs, have been designated by the Board of Directors as participants under the SRP. This supplemental benefit is payable for a fixed term of 15 years or as an actuarially equivalent life annuity under the GRP, commencing generally in the month of GRP payments (unless a disabled participant elects a later date). The total benefits a participant will receive from these retirement plans, plus primary Social Security will be approximately 60% of the participant’s average earnings (calculated similarly to the GRP) when retirement occurs with 30 years of service.

The OSRP provides supplemental pension benefits to participants who have benefits reduced under the GRP because of amounts deferred under the Deferred Compensation Plan. The OSRP restores reductions that occur under the GRP as a result of these deferrals, without regard to any limitations of the Internal Revenue Code. Benefits under this Plan are subject to the same administrative rules as the GRP.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon representations by persons required to file reports under Section 16(a) of the Exchange Act, all persons subject to Section 16(a) were in compliance during fiscal year 2007.

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise specified by the Stockholders, the shares of stock represented by the proxies will be voted for approval of the appointment of PricewaterhouseCoopers LLP (“PwC”), to audit and report upon the financial statements and internal controls over financial reporting of Carpenter for the fiscal year 2008. PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918. In the opinion of the Board of Directors and its Audit/Finance Committee and Management, PwC is well qualified to act in this capacity.

	FY 2007	FY 2006
Audit Fees	$1,062,109	$1,097,478
Audit Related Fees	$331,307	$18,166
Tax Fees	$50,550	$51,021
All Other Fees	$0	$0
Total	$1,443,966	$1,166,665

Audit Fees: The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2007, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, and audit and attestation services related to statutory or regulatory filings of certain foreign locations, were $1,062,109 compared to $1,097,478 for fiscal year 2006.

Audit-Related Fees: PwC billed $331,307 in audit-related fees in fiscal year 2007 compared to $18,166 in fiscal year 2006. In fiscal year 2007, these fees primarily related to US GAAP and IFRS translation services in the Company’s foreign entity locations.

Tax Fees: The aggregate fees billed by PwC for tax services were $50,550 for fiscal year 2007, compared to $51,021 in fiscal year 2006. Fees in fiscal year 2007 were primarily for international tax compliance services.

It is the practice of the Audit/Finance Committee to pre-approve all services rendered to Carpenter by its independent registered public accounting firm in accordance with applicable legal requirements. For the fiscal year ended June 30, 2007, the Audit/Finance Committee approved all services rendered to Carpenter by its independent registered public accounting firm.

A representative of PwC is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND ITS AUDIT/FINANCE COMMITTEE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, TO AUDIT AND REPORT UPON THE FINANCIAL STATEMENTS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING OF CARPENTER FOR FISCAL YEAR 2008.

OTHER BUSINESS

The Board of Directors and Management know of no matters to be presented at the meeting other than those set forth in this Proxy Statement. Carpenter was not notified of any such matters by August 24, 2007, as determined under its By-Laws, and accordingly, if any other business is properly brought before the meeting or any adjournment of the meeting, the proxy holders will vote on this business according to their discretion.

MISCELLANEOUS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Carpenter’s Proxy Statement may have been sent to multiple Stockholders in your household. Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-3423. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2007, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA 19612-4662.

By order of the Board of Directors,

OLIVER C. MITCHELL, JR.
Secretary

ADMISSION TICKET

ANNUAL MEETING

OF

STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION

MONDAY, OCTOBER 15, 2007 - 11:00 A.M.

RITZ CARLTON NEW YORK CITY, CENTRAL PARK

50 CENTRAL PARK SOUTH

NEW YORK, NEW YORK

AGENDA

•	Election of four directors.

•	Approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Carpenter for the fiscal year ending June 30, 2008.

•	Transact such other business as may properly come before the meeting.

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It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side.

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If you plan to attend the 2007 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Present this admission ticket to the Carpenter Technology Corporation representative.

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PROXY

CARPENTER TECHNOLOGY CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting on October 15, 2007

The undersigned stockholder of Carpenter Technology Corporation appoints ANNE L. STEVENS and OLIVER C. MITCHELL, JR., or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournments thereof. The meeting will be held at the Ritz Carlton New York City, Central Park, 50 Central Park South, New York, New York, on Monday, October 15, 2007, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

Comments: (change address)

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOU ARE ENCOURAGED TO TAKE ADVANTAGE OF TWO COST EFFECTIVE WAYS TO VOTE YOUR SHARES - BY TELEPHONE OR INTERNET.

PLEASE DATE AND SIGN ON REVERSE SIDE

CARPENTER TECHNOLOGY CORPORATION P.O. Box 14662 101 WEST BERN STREET READING, PA 19612-4662

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off/meeting date described in the Proxy Statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Carpenter Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carpenter Technology Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CRPNT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARPENTER TECHNOLOGY CORPORATION

The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

1. Nominees –Terms to Expire 2010:

01) I. Martin Inglis

02) Peter N. Stephans	☐	☐	☐	__________________________________________

03) Kathryn C. Turner

04) Stephen M. Ward, Jr.

				For	Against	Abstain

Vote On Proposal

2. Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.				☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the nominees for directors and FOR Proposal 2.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address change and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date